Exhibit 10.2

AGREEMENT

FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED SHARE CAPITAL OF

HARP ELECTRICAL ENG. LIMITED

BRT HoldCo Inc.

BioRenewable Technologies, Inc.

DATED 28 FEBRUARY 2022

Table of Contents

1	DEFINITIONS AND INTERPRETATION	3
2	SALE AND PURCHASE OF SHARES, ADJUSTMENT OF CONSIDERATION	10
3	CONDITIONS TO COMPLETION	12
4	PERIOD PENDING COMPLETION	13
5	COMPLETION	14
6	WARRANTIES	16
7	COVENANTS BY SELLER	17
8	CONFIDENTIAL INFORMATION	19
9	ANNOUNCEMENTS	20
10	NOTICES	20
11	FURTHER ASSURANCE	22
12	POST-COMPLETION INFORMATION	22
13	COSTS AND EXPENSES	22
14	SUCCESSORS AND ASSIGNS	22
15	COUNTERPARTS	22
16	EFFECT OF COMPLETION	23
17	WAIVER	23
18	SEVERANCE	23
19	VARIATION	23
20	ENTIRE AGREEMENT	24
21	SURVIVAL OF OBLIGATIONS	24
22	SET-OFF	24
23	CONSENT TO ELECTRONIC SIGNATURES	25
24	LAW AND JURISDICTION	25
Schedule 1 particulars of the seller		26
Schedule 2 particulars of the companY		27
Schedule 3 ACTION PENDING COMPLETION		28
Schedule 4 Completion ObLigations		31
Schedule 5 completion Accounts		34
Schedule 6 Accounting Expert		38
Schedule 7 Warranties and Representations		39
PART 1: FUNDAMENTAL WARRANTIES		39
PART 2: GENERAL WARRANTIES		41
PART 3: TAX WARRANTIES		82
Schedule 8 Warranty Limitations		90
Schedule 9 The Properties		91

This agreement is dated 28 February 2022.

PARTIES

(1)	BRT HOLDCO INC., a Delaware corporation having its registered office at Corporation Service Company, 251 Little Falls Drive, County of New Castle, Wilmington, DE 19808 (the “Buyer”); and

(2)	SHANE FINNEGAN of Danestown, Balrath, Navan, Co Meath, Ireland (the “Seller”),

(together, the “Parties”, and each a “Party”).

BACKGROUND

(A)	The Seller is the legal and beneficial owner of the entire issued share capital of Harp Electrical Eng. Limited (“HEEL” or the “Company”). Particulars of the Company are set out in Schedule 2.

(B)	The Seller as legal and beneficial owner wishes to sell and the Buyer wishes to purchase the entire issued share capital of the Company on the terms and subject to the conditions of this Agreement.

THE PARTIES AGREE as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and in the schedules unless the context otherwise requires or unless otherwise specified:

“Accounting Expert” means an accountant in an agreed accountancy firm practising in Ireland, independent of the Parties, appointed by agreement between the Buyer and the Seller or, in the absence of such agreement within five Business Days of the Buyer or the Seller notifying the other of its wish to appoint an Accounting Expert, such accountant as is appointed by the President for the time being of Chartered Accountants Ireland on the application of the first of the Buyer or the Seller to so apply. For the purposes of this definition, “agreed accountancy firm” means such accountancy firm as is agreed between the Buyer and the Seller;

“Agreement” means this agreement;

“Announcement” has the meaning given to it in clause 9.1;

“Beneficial Ownership Regulations” means the European Union (Anti-Money Laundering: Beneficial Ownership of Corporate Entities) Regulations 2019;

“BRT” means BioRenewable Technologies, Inc., a Delaware corporation;

“BRT Shares” means the entire issued share capital of BRT;

“Business” means the business carried on by the Company;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are open for retail business in Dublin and New York City;

“Business IP” means all Intellectual Property owned or used by the Company in the Business and all Owned IP;

“Buyer’s Solicitors” means Mason Hayes & Curran LLP, South Bank House, Barrow Street, Dublin 4, Ireland;

“Claim” means a claim for breach of any of the General Warranties;

“Companies Act” means the Companies Act 2014, all other enactments (whether primary or secondary), concerning, affecting or to be construed as one, read together as one or read as one with the foregoing, the regulations and decisions of the European Union and European Community concerning or affecting company law as are directly applicable in the State and every statutory modification and re-enactment of the foregoing for the time being in force;

“Competition Act” means the Competition Act 2002;

“Completion” means completion of the matters relating to the sale and purchase of the Shares in accordance with this Agreement;

“Completion Accounts” means the unaudited balance sheet of the Company as at the Completion Date, and the unaudited profit and loss account of the Company for the financial period from the Financial Statements Date to, and including, the Completion Date, including the notes thereon, prepared in accordance with the provisions of Schedule 5;

“Completion Cash” means the aggregate of all: (a) cash on hand; (b) cash standing to the credit of any account with a bank or financial institution; and (c) cash equivalents, in each case to which the Company is beneficially entitled as at 6.00pm on the Completion Date, as shown in the Completion Statement;

“Completion Date” has the meaning given in clause 5.1;

“Completion Indebtedness” means the aggregate of all borrowings and other financial indebtedness in the nature of borrowings (including but not limited to bank loans, the outstanding capital and interest payments of financial and operating leases, shareholder loans and outstanding pension obligations) of the Company, as at 6.00pm on the Completion Date, as shown in the Completion Statement;

“Completion Statement” means a statement setting out the amount of the Completion Cash, the Completion Indebtedness and the Completion Working Capital as shown in, or derived from, the Completion Accounts, together with the resulting calculations of the Negative Adjustment Amount, the Positive Adjustment Amount and the amount of any resultant payment to be made by either party to the other pursuant to clause 2.8;

“Completion Working Capital” means the aggregate current assets (save for those included in Completion Cash) less the aggregate current liabilities (save for those included in Completion Indebtedness) of the Company as at 6.00pm on the Completion Date, as shown in the Completion Statement;

“Condition” means a condition set out in clause 3.1 and “Conditions” means all of those conditions;

“Confidential Information” means information (however stored) relating to or connected with the business, customers or financial or other affairs of the Company details of which are not in the public domain including, without limitation, information concerning or relating to:

(a)	the Business IP and any other property of the Company in the nature of the intellectual property;
(b)	any technical processes, future projects, business development or planning, commercial relationships and negotiations; or
(c)	the marketing of goods or services including, without limitation, customer, client and supplier lists, price lists, targets, sales, statistics, market share statistics, market research reports, surveys, advertising, other promotional materials, details of contractual arrangements and any matters concerning the clients, customers or other persons having dealings with the Company;

“Connected” has, in relation to a person, the meaning given to it in section 10 of TCA 1997 provided that any reference in that section to “company” shall be taken to include a reference to a body corporate;

“Connected Person” means a person Connected with:

(a)	the Company;
(b)	a director of the Company; and/or
(c)	the Seller;

“Consideration” means the consideration for the sale of the Shares as stated in clause 2.1.2;

“Consideration Shares” means such number, excluding fractions, of the Consideration Shares credited as fully paid as at the Issue Price have the aggregate value nearest to but not less than $3,000,000 on the date of this Agreement;

“Contractor” means any current or former supplier of services to the Company (whether on their own behalf or on behalf of a body corporate and including independent contractors, agency workers and consultants) who is not an Employee;

“Directors” means those persons, being all the directors of the Company at the date of this Agreement, whose names and addresses are set out in Schedule 2;

“Disclosed” means fully, clearly and accurately disclosed in the Disclosure Letter with sufficient details to enable the Buyer to identify the nature and scope of the matter disclosed;

“Disclosure Letter” means the letter dated the date of this Agreement from the Seller to the Buyer expressed to be a disclosure letter for the purposes of this Agreement;

“Employee” means any person employed by the Company under a contract of employment or any officer or director of the Company;

“Encumbrance” includes any of the following, whether actual or contingent:

(a)	any adverse claim or right or third party right;
(b)	any equity, trust or equitable interest;

(c)	any right to call for the issue of, redemption, repayment or conversion into any shares, stock or loan capital; and
(d)	any mortgage, charge (whether fixed or floating), lease, assignment, hypothecation, pledge, lien, option, right of pre-emption, right of retention, or right to acquire or right to restrict or any other form of security interest or right or interest or encumbrance of whatsoever nature or any obligation (including any conditional obligation) to create any of them;

“Financial Statements” means the audited balance sheets of the Company as at the Financial Statements Date and the audited profit and loss account for the financial period ended on and as at the Financial Statement Date of the Company, including the audited consolidated balance sheet as at that date and the audited consolidated profit and loss account for that year, together in each case with all notes and the directors’ report and auditors’ report and all other documents and statements annexed to them;

“Financial Statements Date” means 31 August 2021;

“Former Employee” means any person formerly employed by the Company under a contract of employment or any former officer or director of the Company;

“Fundamental Warranties” means the statements in Part 1 of Schedule 7;

“General Warranties” means the statements in Part 2 of Schedule 7;

“Intellectual Property” means any intellectual or industrial property rights in any part of the world existing now or in the future including patents, inventions, registered and unregistered trade marks, designs and design rights, copyright, trade names, business names, rights in domain names, database rights, sui generis rights, topography rights, mask work rights, plant breeders’ rights, rights in designs (whether registerable or not), ideas, inventions, discoveries, concepts, improvements to existing technology, processes, know-how, trade secrets and rights of the same or similar effect or nature to any of the foregoing and applications (and rights to apply for), registrations extensions and renewals in relation to any of the foregoing and goodwill in relation to any of the foregoing (in each case, to the fullest extent and for the full period therefor);

“Issue Price” means the thirty (30) day volume weighted average price of the Renovare Shares on the Nasdaq Stock Market over the thirty (30) days up to and including the dealing day prior to this Agreement;

“Long Stop Date” means 30 June 2022 or such later date as may be agreed in writing by the Seller and the Buyer;

“Management Accounts” means (a) the unaudited balance sheet of the Company as at the Management Accounts Date and (b) the unaudited profit and loss account of the Company for the period from the Financial Statements Date ending on the Management Accounts Date;

“Management Accounts Date” means 31 December 2021;

“Minimum Completion Working Capital” means the estimate of the Completion Working Capital agreed between the parties in advance of Completion;

“Nasdaq Stock Market” means the stock market operated by The Nasdaq Stock Market, Inc.;

“Nasdaq Rules” means the rules contained in the Nasdaq Rulebook which sets out the rules related to the qualification, listing and delisting of companies on the Nasdaq Stock Market;

“Negative Adjustment Amount” has the meaning given to it in clause 2.3.2(A);

“Owned IP” means the registered and material unregistered Intellectual Property owned by the Company;

“Pension Schemes” has the meaning given to it in paragraph 33.1 of Part 2 of Schedule 7;

“Policies” has the meaning given to it in paragraph 6.1 in Part 2 of Schedule 7;

“Positive Adjustment Amount” has the meaning given to it in clause 2.3.2(B);

“Prior Companies Acts” means the Companies Acts 1963 to 2005, parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006, the Companies (Amendment) Act 2009, the Companies (Miscellaneous Provisions) Act 2009, the Companies (Amendment) Act 2012 and the Companies (Miscellaneous Provisions) Act 2013), every statutory modification and re-enactment of the foregoing and all other enactments (whether primary or secondary), in operation prior to 1 June 2015, concerning or affecting, to be construed as one, read together as one or read as one with any one or more of the foregoing;

“Properties” means the properties used by the Group Companies in the Business, particulars of which are set out in Schedule 9;

“Relevant Business” means the business of supplying goods or services in connection with waste treatment;

“Relevant Claim” a claim under this Agreement or the Tax Deed;

“Relevant Territory” means the European Union and the United Kingdom;

“Renovare” means Renovare Environmental, Inc., a corporation incorporated in Delaware under file number 7958096 and having its registered address at Corporation Trust Center, 1209 Orange St, Delaware, USA, which is the holding company of the Buyer;

“Renovare Shares” means common stock in the capital of Renovare having a par value of $0.0001 per share;

“Seller’s Group” means the Seller and each company in which he holds (as legal or beneficial owner) shares and each holding company and subsidiary of each such company, including any such shareholdings and companies arising after the date of this Agreement, with the exception in each case of holdings for investment purposes not more than 5% of the nominal value of any class of securities listed or dealt with on a recognised stock exchange;

“Seller’s Solicitors” means Rowley Law Solicitors, 56 Main Street, Rathfarnham, Dublin 14, D14 E1E5;

“Shares” means all of the issued shares in the capital of the Company set out in set out in Schedule 2;

“Stockholder Meeting” means a special meeting of stockholders of Renovare to be convened in order to approve the Transaction;

“Tax” or “Taxation” has the meaning given to it in the Tax Deed;

“Tax Authority” has the meaning given to it in the Tax Deed;

“Tax Deed” means the deed of covenant relating to Tax in the agreed form;

“Tax Warranties” means the statements contained in Part 3 of Schedule 7;

“TCA 1997” means the Taxes Consolidation Act 1997;

“Transaction” means the acquisition of the Shares pursuant to the terms of this Agreement;

“Transaction Documents” means this Agreement, the Tax Deed and the Disclosure Letter; and

“Warranties” means the statements contained in Schedule 7.

1.2	Any reference to a document being “in approved terms” or in “agreed form” means, in relation to that document, the form agreed between the Seller and the Buyer.

1.3	The contents of the schedules form an integral part of this Agreement and any reference to “this Agreement” shall be deemed to include the schedules. Words defined in the background to this Agreement are incorporated into this Agreement.

1.4	Headings in this Agreement are for convenience only. They are not a part of and do not affect the interpretation of this Agreement.

1.5	Any reference to a clause, paragraph or schedule is a reference to a clause, paragraph or schedule of this Agreement.

1.6	Any phrase introduced by the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.7	Unless the context otherwise requires, words denoting any gender shall include all other genders, words in the singular shall include the plural and words in the plural shall include the singular.

1.8	Any reference to a person shall be construed so as to include any individual, firm, body corporate, unincorporated body, government, state, agency, joint venture, association, partnership, foundation, trust, works council or employee representative body (in each case whether or not having separate legal personality).

1.9	Any reference to Ireland does not include Northern Ireland.

1.10	Any reference to “law” or similar expression includes all or any bye-law, certificate, decree, directive, injunction, instrument, judgment, law (including common law and equity), legislation, notice, order, regulation, requirement, resolution, guideline, statute, statutory instrument, treaty and any binding code of conduct, code of practice, guidance note or standard of any administrative, executive, governmental, judicial or regulatory agency, authority, body or court in any jurisdiction or anything similar to any of the foregoing.

1.11	Any reference to any provision of any legislation shall, unless the context clearly indicates to the contrary, be a reference to legislation of Ireland.

1.12	Unless the context otherwise requires or unless otherwise specified, for the purpose of construction of the Warranties, insofar as the Company carries on any part of its business outside of Ireland, the references to any statutory provision enacted or accounting principles applying in Ireland shall be deemed to include references to any equivalent provision in the local legislation in force or generally accepted accounting principles applying where the Company so carries on business and the references to any governmental or administrative authority or agency shall include references to the equivalent local government or administrative authority or agency.

1.13	Any reference to an Irish legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court, official, register or any legal concept or thing or otherwise shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates to the Irish legal term in that jurisdiction.

1.14	Any reference to any law shall be construed as a reference to that law and any law made under, deriving validity from, to be read with or to be construed with that law, in each case as extended, amended, replaced or re-enacted from time to time whether before or after the date of this Agreement, provided that, as between the Parties, no such extension, amendment, replacement or re-enactment made after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on or otherwise adversely affect the rights of the Buyer.

1.15	All sums payable by the Seller pursuant to this Agreement shall be paid free and clear of all deductions or withholdings (including Tax) and free and clear from any set off or counterclaim unless the deduction or withholding is required by law. If a deduction or withholding is required by law or if the Buyer shall incur any liability to Tax in respect of any payment pursuant to this Agreement, the Seller shall pay such additional amounts as shall be required to ensure that the net amount received by the Buyer (after Tax) will be equal to the full amount which would have been received and retained by it had no such deduction or withholding been made and/or no such liability of Tax been incurred.

1.16	Any statement, representation, warranty or undertaking in this Agreement or the Disclosure Letter which is qualified by the expression “to the best of the knowledge, information and belief of the Seller”, “so far as the Seller is aware” or any similar expression shall be deemed to include a warranty that such statement, representation, warranty or undertaking has been made after the Seller have made due, diligent and careful enquiry and includes the awareness or knowledge, information and belief of the Company.

1.17	“Writing” or any similar expression shall include by means of email or comparable means of communication.

1.18	If any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a Business Day, that action or duty shall be taken or performed on the Business Day next following that date.

1.19	All references to time are references to Irish standard time.

1.20	Any reference in the Warranties to the Companies Act 2014 shall be read as including, with respect to the period before 1 June 2015, the Prior Companies Acts and reference to a provision in the Companies Act 2014 shall be read as including a reference to the corresponding provision in the Prior Companies Acts.

1.21	Where any conversion between Euro and another currency is required to be made under the provisions of this Agreement (a “Conversion Calculation”), the conversion rate to be used for the purpose of the Conversion Calculation shall be the mean of the Euro exchange rate for such currency for each of the 20 Business Days immediately prior to the date on which the Conversion Calculation is made as calculated by the exchange rate office of the Central Bank of Ireland.

1.22	Any reference in this Agreement to an “indemnity” or “indemnifying” any person against any circumstance includes indemnifying and holding that person harmless (on demand and on an after Tax basis) from all actions, claims, demands, awards, penalties, fines and proceeding (including any liability to Taxation) from time to time made against that person and all loss or damage and all payments, costs or expenses (including reasonable legal and other professional costs) made or incurred by that person as a consequence of or which would not have arisen but for that circumstance.

2	SALE AND PURCHASE OF SHARES, ADJUSTMENT OF CONSIDERATION

2.1	Sale and Purchase

2.1.1	Upon the terms of this Agreement and subject to the Conditions, with effect from Completion the Seller shall sell as legal and beneficial owner and the Buyer shall buy the full legal and beneficial interest in the Shares free from all Encumbrances together with all rights and advantages attaching or accruing to them now or in the future including without limitation the right to receive all dividends, distributions and return of capital declared, paid, created or arising on or after the Completion Date.

2.1.2	The purchase price of the Shares is the Consideration Shares (the “Purchase Price”).

2.1.3	The Purchase Price shall be paid by the Buyer as follows:

(A)	the Consideration Shares shall be issued to the Seller at Completion credited as fully paid in accordance with clause 5.4.2.

2.1.4	The Consideration may be adjusted following Completion in accordance with the provisions of clause 2.3 and Schedule 5.

2.1.5	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with the provisions of this Agreement.

2.2	The Seller waives all rights of pre-emption over any of the Shares conferred upon it in any way (for itself and on behalf of the other members of its group, where relevant) and shall procure that no later than Completion all rights of pre-emption and other similar or comparative rights over and in respect of the Shares conferred upon or held by any other person are waived so as to permit the sale and purchase of the Shares. The Seller confirms that all shareholders’ agreements relevant to the Shares or the Company are terminated.

2.3	Completion Accounts

2.3.1	The Buyer and the Seller acknowledge that the Consideration has been agreed between the Parties on the basis that the Completion Working Capital will equal the Minimum Completion Working Capital and that the Completion Cash will equal the Completion Indebtedness. To the extent that this is not the case, the Consideration shall be adjusted in accordance with clauses 2.3.2 and 2.3.3.

2.3.2	The Consideration shall be adjusted as follows:

(A)	If:

(1)	the Completion Working Capital is less than the Minimum Completion Working Capital, the amount of the Consideration shall be reduced on a euro for euro basis by an amount equal to such shortfall; and/or

(2)	the Completion Cash is less than the Completion Indebtedness, the amount of the Consideration shall be reduced on a euro for euro basis by an amount equal to such shortfall,

(any such reductions together being the “Negative Adjustment Amount”).

(B)	If:

(1)	the Completion Working Capital is greater than the Minimum Completion Working Capital, the amount of the Consideration shall be increased on a euro for euro basis by an amount equal to such excess; and/or

(2)	the Completion Cash is greater than the Completion Indebtedness, the amount of the Consideration shall be increased on a euro for euro basis by an amount equal to such excess,

(any such increases together being the “Positive Adjustment Amount”).

(C)	If there is both a Negative Adjustment Amount and a Positive Adjustment Amount, the lesser of such amounts shall be set off against the greater of such amounts for the purpose of determining whether a net payment is to be made by the Seller to the Buyer or by the Buyer to the Seller in accordance with clause 2.3.3.

2.3.3	The Seller shall pay the Negative Adjustment Amount (after set-off of any lesser Positive Adjustment Amount), if any, to the Buyer or the Buyer shall pay the Positive Adjustment Amount (after set-off of any lesser Negative Adjustment Amount), if any, to the Seller, as the case may be, and such payment shall be made within 5 Business Days of the agreement or determination of the Completion Accounts and the Completion Statement in accordance with Schedule 5 by transfer of funds for same day value to the Buyer’s euro account, or as the case may be, the Seller’s euro account.

3	CONDITIONS TO COMPLETION

3.1	Completion of the sale and purchase of the Shares under this Agreement is conditional on the following Conditions being satisfied on terms that are satisfactory to the Buyer, in each case on or before the Long Stop Date:

3.1.1	the approval of the Transaction at the Stockholder Meeting;

3.1.2	the simultaneous completion of the acquisition by the Buyer of the BRT Shares;

3.1.3	no fact, matter, event or circumstance having occurred or which is likely to occur which has or is likely to have a material adverse change on the condition (financial, legal or business) or future prospects of the Group; and

3.1.4	the Buyer and/or its advisers having been furnished such access, facilities and explanations as shall be required by it for the preparation of a comprehensive review, investigation and report in respect of the Group Company and its business, assets, liabilities and prospects of each Group Company and the Buyer having been satisfied, in its absolute discretion as to the outcome of such review and investigation and the contents of such report.

3.2	With respect to the Conditions:

3.2.1	the Buyer and Seller shall use all reasonable endeavours to procure that each of the Conditions in clauses 3.1.1 to 3.1.4 is fulfilled on or before the Long Stop Date;

3.2.2	if, at any time, the Seller or the Buyer becomes aware of a fact or circumstance that might prevent a Condition being satisfied, it shall immediately inform the other Parties;

3.2.3	the Party responsible for satisfaction of each Condition shall inform the other Parties of satisfaction of the relevant Condition immediately on becoming aware of the same; and

3.2.4	the Buyer and the Seller shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions in clause 3.1.1 to 3.1.4 including the provision by the Parties of all information reasonably necessary to make any notification or filing that the Buyer deems to be necessary or as required by any relevant authority, keeping the other party informed of the progress of any notification or filing and providing such other assistance as may reasonably be required.

3.3	The Buyer may waive any of the Conditions in clause 3.1 by notice in writing to the Seller.

3.4	If any of the Conditions (except for those Conditions with which compliance has been waived in accordance with clause 3.3) have not been satisfied or waived by the Long Stop Date, this Agreement shall automatically terminate with immediate effect.

3.5	If this Agreement terminates in accordance with clause 3.4 then the further rights and obligations of each of the Parties cease immediately on termination. Termination does not affect a Party’s accrued rights and obligations at the date of termination.

4	PERIOD PENDING COMPLETION

4.1	The Seller covenants and undertakes with the Buyer, in the period from the date of this Agreement to Completion:

4.1.1	to operate the Business in the usual course and in such manner so as to ensure that no act, event or omission shall occur which would reasonably be expected to result in a breach of the Warranties; and

4.1.2	to procure that the Company shall (unless the Buyer otherwise agrees in writing) comply with the provisions of Schedule 3.

4.2	If at any time before Completion the Seller becomes aware or has a reasonable expectation that there is:

4.2.1	any breach or non-fulfilment by the Seller of its obligations under this Agreement;

4.2.2	any matter or thing which may arise or become known to it after the date of this Agreement which is inconsistent with any of the Warranties; or

4.2.3	a fact, matter, event or circumstance has occurred or may occur which has or is likely to have a material adverse change on the condition (financial, legal or business) or future prospects of the Group, the Seller undertakes to immediately notify the Buyer in sufficient written detail to enable the Buyer to make an accurate assessment of the situation.

4.3	If, at any time before or at Completion:

4.3.1	the Seller fails to comply with clause 4.1;

4.3.2	the Seller gives notice under clause 4.2;

4.3.3	any matter of which the Buyer is notified under clause 4.2 which is capable of remedy or prevention by the Seller but is not remedied or prevented within 7 days of receipt of the notification from the Buyer or by the Completion Date (whichever is the earlier);

4.3.4	the Seller is in breach of any Warranties or the Buyer considers that the Seller has breached any term of this Agreement; or

4.3.5	the Buyer becomes aware of any fact, matter, event or circumstance which either alone or together with any other matter, fact or circumstance of which the Buyer is aware has or is likely to have a material adverse change on the condition (financial, legal or business) or future prospects of the Group, the Buyer may, in addition and without prejudice to any right or remedy which it may have against the Seller, by notice to the Seller:

4.3.6	proceed to Completion so far as practicable;

4.3.7	defer Completion to a date not more than 20 Business Days after the date on which Completion would otherwise have taken place in which case the provisions of this Agreement will continue to apply as if the deferred date is the Completion Date; or

4.3.8	terminate this Agreement in which event clause 4.5 will apply and this Agreement will automatically terminate.

4.4	If the Buyer terminates this Agreement in accordance with clause 4.3, then the further rights and obligations of each of the Parties cease immediately on termination. Termination does not affect a Party’s accrued rights and obligations at the date of termination.

4.5	If this Agreement automatically terminates as a result of the non-satisfaction of the Conditions or the Buyer elects to terminate the agreement in accordance with clause 4.3 above then, in addition to and without prejudice to any other right or remedy, the Seller shall indemnify the Buyer against all costs, charges, fees and expenses incurred by it in connection with the negotiation, preparation, execution or termination of this Agreement and the satisfaction of any Condition.

5	COMPLETION

5.1	Completion of the sale and purchase referred to in clause 2 shall take place on the date that is three Business Days after the date on which the last of the Conditions is satisfied or waived, if waiver is permitted (the “Completion Date”). On Completion, all legal and beneficial right, title and interest in the Shares, free from all Encumbrances and together with all rights and advantages attaching or accruing to them now or in the future including without limitation the right to receive all dividends, distributions and return of capital declared, paid, created or arising on or after the Completion Date shall pass to the Buyer.

5.2	At Completion the Seller shall comply with its obligations as set out in Schedule 4.

5.3	At Completion the Seller shall procure the:

5.3.1	discharge of all sums owing (if any) to the Company (whether then due for payment or not) by the Seller or a member of the Seller’s Group, any Directors or any Connected Person;

5.3.2	release of the Company from all securities, guarantees, indemnities, undertakings, obligations or liabilities (including contingent liabilities) of any nature given by or binding upon the Company in relation to any debt, obligation or liability (including any contingent liability) of any member of the Seller’s Group. Pending release, each of the Seller shall indemnify and keep indemnified the Buyer as trustee for itself and the Company from and against any cost, claim, loss, liability, demand, damage or expense of any nature at any time suffered or incurred by it arising out of or in connection with any such securities, guarantees, indemnities, undertakings, obligations or liabilities; and

5.3.3	waiver of any claims against the Company, its agents and/or Employees which any member of the Seller’s Group or any Connected Person of the Seller may have outstanding at Completion.

5.4	At Completion, upon compliance by the Seller with the provisions of clauses 5.2 and 5.3, the Buyer shall:

5.4.1	comply with its obligations as set out in Schedule 4;

5.4.2	procure that Renovare allots and issues the Consideration Shares to the Seller; and

5.4.3	comply with its obligations as set out in Schedule 6.

5.5	If in any respect the obligations of the Seller are not complied with at Completion, the Buyer may:

5.5.1	defer Completion to a date not more than 20 Business Days after Completion should have taken place but for the said default (and so the provisions of this clause 5.5 shall apply to Completion as deferred);

5.5.2	proceed to Completion so far as practicable (without prejudice to its rights under this Agreement); or

5.5.3	terminate this Agreement, in which event clause 5.6 shall apply and this Agreement will automatically terminate without prejudice to the rights and liabilities which accrued prior to termination which shall continue to subsist.

5.6	If the Buyer elects to terminate the agreement in accordance with clause 5.5 then the Seller shall indemnify the Buyer against all costs, charges, fees and expenses incurred by it in connection with the negotiation, preparation, execution or termination of this Agreement and the satisfaction of any Condition.

5.7	The Seller irrevocably and unconditionally appoints the Buyer solely to the extent set out in this clause 5.7 as its lawful attorney (and to the complete exclusion of any rights that it may have in that regard) for the purpose of exercising all rights attaching to the Shares held in each of the Seller’s name or exercisable by the Seller in its capacity as a member of the Company including:

5.7.1	exercising any voting and other rights and receiving any benefits and entitlements which attach to or arise in respect of any of the Shares in the Seller’s name and on the Seller’s behalf;

5.7.2	receiving notices of and attending all meetings of any members of the Company in the Seller’s name and on the Seller’s behalf as a member of the Company; and

5.7.3	to the extent necessary in furtherance of clauses 5.7.1 and 5.7.2 above, generally approving or executing documents and doing any acts or things in relation to any of the Shares as the Buyer thinks fit in the Seller’s name and on the Seller’s behalf, from Completion to the day on which the Buyer or its nominee is entered in the register of members as the holder of the Shares. For this purpose, the Seller authorises and instructs the Company to send all communications and payments in respect of the Shares to the Buyer during such period.

6	WARRANTIES

6.1	The Seller warrants and represents to the Buyer that each Warranty is true, accurate and not misleading at the date of this Agreement.

6.2	The Warranties shall be deemed to have been repeated by the Seller on each day up to the Completion Date and entered into again at the Completion Date by reference to the facts and circumstances subsisting at that date and those prior dates. For this purpose only, where there is any reference to the “date of this Agreement” in relation to any Warranty it shall be construed as a reference to each such date.

6.3	The Seller acknowledges that the Buyer is entering into this Agreement in reliance on each of the Warranties and that the Warranties have been given as a representation with the intention of inducing the Buyer to enter into this Agreement.

6.4	Except as Disclosed, no information of which the Buyer, its agents or advisers has knowledge relating to the Company (actual, constructive or imputed) or which could have been discovered (whether by investigation made by or on behalf of the Buyer) will prejudice or prevent any claim made by the Buyer in respect of the Warranties or operate to reduce any amount recoverable in respect of any breach of any of the Warranties.

6.5	No information supplied by or on behalf of the Company, its professional advisers or employees prior to Completion to the Seller or its agents, representatives or advisers in connection with the Warranties and the Disclosure Letter and otherwise in relation to the business and affairs of the Company shall be regarded as a representation, warranty or guarantee of its accuracy by the Company to the Seller or constitute a defence or the basis of any claim for indemnity or contribution to any claim by the Buyer in this Agreement.

6.6	With respect to claims the Seller agrees and undertakes to the Buyer and to each person referred to in this clause 6.6 that it will not make any claim against the Company, any Employee or professional adviser to the Company in respect of any misrepresentation, inaccuracy or omission in or from the information or advice in relation to the business and affairs of the Company provided by any such person to the Seller on whom the Seller may have relied on before entering into this Agreement or any of the transactions contemplated under this Agreement and which it may have used for the purpose of assisting it to make a representation, give a Warranty or prepare the Disclosure Letter.

6.7	Each of the Warranties is to be construed separately and except where this Agreement provides otherwise shall not be limited or restricted by reference to any other Warranty or other provision in this Agreement.

6.8	The liability of the Seller (if any) under the General Warranties and the Tax Warranties shall be limited in accordance with the provisions of Schedule 8.

6.9	The Fundamental Warranties are not and shall not be qualified or limited in any manner whatsoever by any provision of this Agreement, including without prejudice to the generality of the above or the limitations set out in Schedule 8, the Disclosure Letter or otherwise.

6.10	Any payment due in respect of any claim under this Agreement or the Tax Deed shall for all purposes be deemed to be and shall take effect as a reduction in the Consideration.

7	COVENANTS BY SELLER

7.1	For the purpose of assuring to the Buyer the full benefit of ownership of the Company and in consideration of the Buyer agreeing to buy the Shares on the terms of this Agreement, the Seller covenants and undertakes with the Buyer that it will not directly or indirectly and through ownership or control of any body corporate or by influencing any person or otherwise howsoever and will procure that no member of the Seller’s Group will without the prior written consent of the Buyer:

7.1.1	for a period of two years beginning on the Completion Date engage or become involved or interested in the Relevant Business in the Relevant Territory;

7.1.2	for a period of two years beginning on the Completion Date, deal with any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company;

7.1.3	for a period of two years beginning on the Completion Date, canvass, solicit or otherwise seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a client or customer of the Company;

7.1.4	interfere or take any steps as may interfere with the continuance of supplies (or the terms relating to those supplies) to the Company from any suppliers who are at the Completion Date or who have been at any time during the period of 12 months immediately preceding that date supplying materials, components, products, goods or services to the Company;

7.1.5	for a period of two years beginning on the Completion Date:

(A)	offer employment to, or enter into a contract for services with, solicit or attempt to entice away from the Company any individual who is at the time of the offer or attempt employed or engaged directly or indirectly with the Company; or

(B)	procure or facilitate the making of any offer or attempt by any other person;

7.1.6	use in the course of a business similar to that being carried on by the Company at Completion any one or more of the following names or any name which is capable of being confused with such names: “Harp Renewables”, ”“Harp Electrical Engineering” or “Harp”;

7.1.7	use any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company;

7.1.8	use anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; and

7.1.9	except as permitted by law, use or reveal to any person any secret concerning the Company or Confidential Information until such time as it falls into the public domain otherwise than by reason of a breach of this covenant and undertaking.

7.2	Nothing in this clause 7 prevents the Seller from holding (as legal or beneficial owner) for investment purposes not more than 5% of the nominal value of any class of securities listed or dealt with on a recognised stock exchange.

7.3	The restrictions in this clause 7 shall apply to the Seller acting in any capacity whatsoever, whether directly or indirectly, solely or jointly, on its own behalf or on behalf of any other person, in any company or firm, as principal, director, officer, employee or shareholder or as consultant or partner.

7.4	Each covenant and undertaking contained in clause 7.1 shall be construed as a separate covenant and undertaking and:

7.4.1	if any one or more of the covenants and undertakings or any part of a covenant and undertaking or the extent of the Relevant Territory is held to be against the public interest or unlawful or in any way unreasonable (for example, by reason of the area, duration or type or scope of the covenant and undertaking) the remaining covenants and undertakings, or, as the case may be, the remaining part of the covenants and undertakings shall continue in full force and effect and shall bind the Seller;

7.4.2	the Parties consent to a court giving effect to a covenant and undertaking in such reduced form as may be decided by any court of competent jurisdiction in order that it be held to be reasonable; and

7.4.3	at any time after the date of this Agreement the Seller shall at the request and cost of the Buyer execute those documents and do those acts and things as the Buyer may reasonably require for the purpose of giving the Buyer the full benefit of the provisions of this clause 7.

7.5	The Seller shall, to the extent in its power of procurement, procure that all potential business relating to the Relevant Business is referred by it to the Buyer.

7.6	The Seller shall, with effect from the Completion Date, procure the change of name of any company in the Seller’s Group to such company name which does not contain any name used in the business as carried on by the Company in the 12-month period prior to and including the Completion Date.

8	CONFIDENTIAL INFORMATION

8.1	After Completion, the Seller undertakes to the Buyer not at any time to disclose or cause to be disclosed to any person or use for any purpose any Confidential Information.

8.2	Clause 8.1 shall not apply to:

8.2.1	disclosure of any Confidential Information to Employees, agents or advisers of the Buyer whose province it is to know about the Confidential Information;

8.2.2	disclosure of any Confidential Information required by law, regulation, governmental authority, Tax Authority or similar body;

8.2.3	disclosure required to comply with the rules of any listing authority or securities exchange on which the shares of Renovare (or any member of its Group) are listed or traded;

8.2.4	disclosure of any Confidential Information to any adviser for the purpose of advising the Seller on terms that this clause 8 shall apply to any use or disclosure by the Seller; or

8.2.5	any Confidential Information which comes into the public domain otherwise than by breach of this clause 8 by the Seller,

provided that before the Seller discloses any Confidential Information in accordance with clause 8.2.2, that the Seller shall (to the extent permitted by law) use his commercially reasonable endeavours to:

8.2.6	inform the Buyer of the full circumstances of the disclosure and the information that will be disclosed, and take all such steps as may be reasonable and practicable in the circumstances to agree the content of such disclosure with the Buyer before making the disclosure;

8.2.7	consult with the Buyer as to the possible steps to avoid or limit disclosure and take those steps where they would not result in significant adverse consequences to the Seller; and

8.2.8	where the disclosure is by way of public announcement, agree the wording with the Buyer in advance.

8.3	The provisions of this clause 8 shall apply to the Buyer with the necessary modifications to protect (other than in respect of the Company) information not in the public domain relating to the business and affairs of the Seller which the Buyer acquires by virtue of the negotiations preceding, or the transaction provided for in, this Agreement.

9	ANNOUNCEMENTS

9.1	Subject to clause 9.2, no announcement, communication or circular (“Announcement”) concerning the sale or purchase of the Shares or any ancillary matter shall be made by any Party or at the request or on behalf of any Party without the prior written approval of the other of the content and timing of that Announcement.

9.2	Any Party may make an Announcement concerning the sale or purchase of the Shares or any ancillary matter if required by:

9.2.1	the law of any relevant jurisdiction; or

9.2.2	any securities exchange or regulatory or governmental body to which any Party is subject or submits, wherever situated, whether or not the requirement has the force of law,

in which case the Party concerned shall take all steps as may be reasonable and practicable in the circumstances to agree the contents of the Announcement with the other Parties before making the Announcement and provided that the Announcement shall be made only after notice to the other Party.

9.3	The restrictions contained in this clause 9 shall continue to apply after termination of this Agreement without limit in time.

9.4	The Parties agree to the issue of a market announcement and/or press release in agreed form immediately following signing of this Agreement and/or Completion.

10	NOTICES

10.1	Notices and other communications to any Party to this Agreement required or permitted under this Agreement must be in writing and will be sufficiently served if:

10.1.1	delivered by hand; or

10.1.2	sent by prepaid registered post, or

10.1.3	sent by email,

to the address specified below in this clause or to any other address as is from time to time notified to the other Party in accordance with the provisions of this clause or another address customarily used:

Name	Address for service
SELLER	For the attention of: Shane Finnegan Danestown Balrath Navan Co. Meath Ireland info@harprenewables.com
BUYER	For the attention of: Tony Fuller 80 Red Schoolhouse Rd Ste 101 Chestnut Ridge, NY 10977-7052 United States tfuller@renovareenv.com

10.2	Unless there is evidence that it was received earlier, any notice or communication shall be deemed to have been served:

10.2.1	if delivered by hand, on delivery;

10.2.2	if sent by prepaid registered post, on the second Business Day after date of posting; or

10.2.3	if sent by email, when the email is sent,

provided that, if in accordance with the above provisions, any notice or communication is delivered by hand or email after 5.30pm (Irish time) on a Business Day or on any day that is not a Business Day, that notice or communication shall be deemed to have been served at 9.00am (Irish time) on the next Business Day.

10.3	Each person giving a notice or making a communication under this Agreement by email may promptly confirm the notice or communication by post to the person to whom the notice or communication was addressed but the absence of any confirmation shall not affect the validity of the notice or communication or the time upon which it is deemed to have been served.

10.4	This clause 10 does not apply to the service of any proceedings in any legal action.

11	FURTHER ASSURANCE

The Seller shall (and shall procure that any other necessary party shall) at its own cost and expense promptly execute all documents and do all things as the Buyer may require from time to time in order to perfect the right, title and interest of the Buyer to the Shares or of the Company to any asset or as otherwise may be necessary or desirable in order to grant to the Buyer the full benefit and effect of this Agreement.

12	POST-COMPLETION INFORMATION

The Seller shall at its own cost and expense provide or procure the provision to the Buyer of all information in its possession or under its control which the Buyer shall from time to time reasonably require subsequent to Completion relating to the business and affairs of the Company and will give or procure to be given to the Buyer, its advisors and agents access to (including the right to take copies of) any documents in its possession or under its control containing such information as the Buyer may from time to time reasonably require.

13	COSTS AND EXPENSES

Each Party shall bear all costs, charges, fees or expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement.

14	SUCCESSORS AND ASSIGNS

14.1	The Buyer may assign its rights, obligations or both or grant any Encumbrance or security interest over any of its rights under this Agreement without the consent of the other Parties, provided that the Buyer shall after the assignment or grant notify the other Parties. The Seller must obtain the prior consent of the Buyer to assign its rights, obligations or both under this Agreement.

14.2	This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors, personal representatives and permitted assigns.

14.3	No Party shall subcontract or delegate in any manner any or all of its obligations under this Agreement to any third party or agent.

14.4	Each Party is acting on its own behalf and not for the benefit of another person.

15	COUNTERPARTS

15.1	The Parties may execute and witness this Agreement in any number of counterparts, including electronic counterparts. Each counterpart constitutes an original executed counterpart and all counterparts together constitute one document. This Agreement is not effective until each Party has executed and delivered at least one counterpart.

15.2	Transmission of a physical or electronic copy of an executed counterpart of this Agreement, whether executed by wet ink or electronic signature, shall take effect as delivery of an original executed counterpart of this Agreement. If this method of delivery is adopted, each Party that has executed a counterpart by wet ink signature must provide the other Parties with the wet ink counterpart as soon as reasonably practicable after delivery (but failure to do so shall not affect the validity, enforceability or binding effect of this Agreement).

16	EFFECT OF COMPLETION

The rights and remedies of the Buyer in respect of any claim under this Agreement or under the Tax Deed shall not be affected by Completion, or by the termination of this Agreement or the Tax Deed.

17	WAIVER

17.1	A waiver of any term, provision or condition of or consent granted under this Agreement shall be effective only if given in writing and signed by the waiving or consenting Party and then only in the instance and for the purpose for which it is given.

17.2	No failure or delay by any Party in exercising any right or remedy under this Agreement shall operate as a waiver of that or any other right or remedy.

17.3	A Party that exercises in whole or in part any right and remedy provided under this Agreement or by law is not precluded or restricted from the further exercise of that or any other right or remedy.

17.4	Any right or remedy conferred upon the Buyer for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it whether pursuant to this Agreement or provided for by law.

18	SEVERANCE

18.1	Each provision and each part of each provision of this Agreement is separate, severable and enforceable. If at any time any provision (or part of a provision) is adjudged by any court or body of competent jurisdiction to be void or unenforceable, neither the validity, legality or enforceability of the remaining provisions of this Agreement in that jurisdiction nor any provision of this Agreement in any other jurisdiction shall be in any way affected or impaired by that judgment.

18.2	If all or any part of a provision of this Agreement transpires not to be enforceable against any of the Parties, that non-enforceability shall not render that provision unenforceable against any other Party.

18.3	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it was deleted or modified, the provision shall apply with whatever deletion or modification is necessary to give effect to the commercial intention of the Parties. The Parties consent to a court or body of competent jurisdiction giving effect to a provision in such modified form as may be decided by that court or body.

19	VARIATION

This Agreement may be varied only by a document in writing signed by or on behalf of all the Parties or their authorised representatives. No other form of variation is permitted.

20	ENTIRE AGREEMENT

20.1	This Agreement and any documents referred to in it or annexed to it constitutes the entire agreement and understanding of the Parties and supersedes any previous agreement between the Parties relating to the subject matter of this Agreement.

20.2	Each Party acknowledges and agrees that in entering into this Agreement and the documents referred to in it or annexed to it, it has not relied on any statement, representation, warranty or undertaking of any person which is not expressly set out in this Agreement or those documents referred to in it or annexed to it.

20.3	Nothing in this Agreement shall limit or exclude any liability for fraud.

21	SURVIVAL OF OBLIGATIONS

The provisions of this Agreement which have not been performed on Completion shall remain in full force after Completion.

22	SET-OFF

22.1	The following provisions shall apply in relation to a liability of the Buyer to the Seller:

22.1.1	the Buyer shall be entitled but not obliged at any time or times and without notice to the Seller to set off any liability of the Seller to the Buyer in respect of a Claim or a claim under the Tax Deed or this Agreement against any liability of the Buyer to the Seller under this Agreement (in each case whether any such liability is present or future, liquidated or unliquidated and irrespective of the currency of its denomination) and may for such purpose convert or exchange any currency;

22.1.2	any exercise by the Buyer of its rights under this clause 22 shall be without prejudice to any other right to set-off, abatement or deduction available to the Buyer whether under this Agreement at law or otherwise;

22.1.3	even if the Seller accepts that the Buyer has a Claim or a claim under the Tax Deed or this Agreement or challenges the amount claimed, any withholding by the Buyer shall not discharge the Seller from its obligations under this Agreement or under the Tax Deed. If it is subsequently finally determined in proceedings taken in accordance with clause 24 (Governing Law and Jurisdiction) that the Buyer was not entitled to withhold anything or that it withheld more than it was entitled to withhold, the Buyer shall pay to the Seller the amount improperly withheld; and

22.1.4	if the Buyer withholds any amounts in accordance with this clause 22, the Buyer shall, to the extent of that withholding, be discharged from its obligations under this Agreement unless and until it is subsequently finally determined in proceedings taken in accordance with clause 24 that the Buyer was not entitled to withhold anything, or that it withheld more than it was entitled to withhold.

23	CONSENT TO ELECTRONIC SIGNATURES

23.1	Each Party may sign and witness this Agreement by any form of electronic signature. Each Party agrees that an electronic signature is conclusive evidence of a Party’s intention to be bound by this Agreement as if signed by a wet ink signature.

23.2	If a Party stores a duly executed copy of this Agreement in an electronic format that maintains its integrity and allows unchanged reproduction of the stored information, this constitutes an original of this Agreement and may be relied on as evidence of this Agreement.

24	LAW AND JURISDICTION

24.1	This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of Ireland.

24.2	Each of the Parties irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Ireland to settle any disputes or claims (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation.

IN WITNESS of which this Agreement has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Schedule 1

particulars of the seller

Seller’s Name	Shares held by the Seller	Cash Consideration	Consideration Shares
Shane Finnegan	100 ordinary shares of €1.00 each in the capital of HEEL.	None	Renovare Shares having an aggregate value of $3,000,000, subject to the terms of the Agreement.

Schedule 2

particulars of the companY

Name of company:	Harp Electrical Eng. Limited
Registered number:	360257
Registered office:	Brownstown, Kentstown, Navan Co. Meath, Navan, Meath, Ireland
Place of incorporation:	Ireland
Date of incorporation:	15/08/2002
Type of company:	Private company limited by shares
Status:	Normal
Authorised share capital (if relevant):	€1,000,000 made up of 1,000,000 ordinary shares of €1.00 each.
Issued share capital:	€100 made up of 100 ordinary shares of €1.00 each.
Registered shareholders:	Name and address:	Number and class of shares held:
	Shane Finnegan of Danestown, Balrath, Navan, Co Meath, Ireland.	100 ordinary shares of €1.00 each.
Beneficial owners of shares (if different):	Name and address:	Number and class of shares held:
	Not applicable.	Not applicable.
Directors’ full names and addresses:	Shane Finnegan of Danestown, Balrath, Navan, Co Meath, Ireland. Patricia Finnegan of Danestown, Balrath, Navan, Co Meath, Ireland.
Secretary’s full name and address:	Shane Finnegan of Danestown, Balrath, Navan, Co Meath, Ireland.
Full name and address of Registered Persons (if any):	None.
Financial year end:	31 August.
Annual return date:	31 May.
Date last annual return filed:	31 May 2021
Charges over shares or company’s assets:	1. Floating Debenture created on 21 September 2018 in favour of Bank of Ireland. 2. Charge of Receivables created on 24 September 2018 in favour of GC Factoring Ireland Limited.
Statutory auditors:	PKF-FPM Accountants (Ireland) Limited

Schedule 3

ACTION PENDING COMPLETION

1.	Action pending completion

1.1	Unless otherwise agreed in writing by the Buyer, the Seller shall and shall ensure that the Company shall:

1.1.1	not create, allot, issue, acquire, repay or redeem any share or loan capital or agree, arrange or undertake to do any of those things or acquire or agree to acquire, an interest in a corporate body or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction;

1.1.2	not pass any shareholders’ resolution;

1.1.3	not declare, pay or make a dividend or distribution;

1.1.4	continue, without amendment, each of the Policies and not do or omit to do anything which might:

(A)	make any of the Policies void or voidable;

(B)	result in an increase in the premium payable under any of the Policies;

(C)	prejudice the ability to effect equivalent insurance in the future; or

(D)	entitle any of the insurers under any of the Policies to refuse indemnity cover in relation to particular claims in whole or in part;

1.1.5	not acquire or dispose of, or agree to acquire or dispose of, any revenues, assets, Business IP, business or undertakings except in the usual course of its business or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the usual course of its business;

1.1.6	not make or agree to make any capital expenditure in excess of €50,000 or incur, or agree to incur, a commitment or commitments involving capital expenditure exceeding in total €50,000;

1.1.7	not enter into a long-term, onerous, unusual or material agreement, arrangement or obligation (including an agreement, arrangement or obligation of the type referred to in paragraph 12 of Schedule 7 Part 2 (Warranties));

1.1.8	not amend or terminate an agreement, arrangement or obligation to which it is a party;

1.1.9	not enter into any agreement, arrangement or obligation with or incur any liability to the Seller, any member of the Seller’s Group (other than the Company), an Employee, Former Employee or a Connected Person;

1.1.10	not create or agree to create any Encumbrance over an asset or Business IP or redeem or agree to redeem any existing Encumbrance over an asset or Business IP;

1.1.11	not make any payment out of or drawings on its bank account other than payments made in the ordinary and usual course of its business and not make any payments in the usual course of its business which exceed in total €10,000;

1.1.12	not create, incur or amend the terms of any borrowing or indebtedness in the nature of borrowing (except pursuant to facilities Disclosed and where the borrowing or indebtedness in the nature of borrowing does not exceed the amount available to be drawn by the Company under those facilities);

1.1.13	not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to another person’s obligations;

1.1.14	not enter into any transaction with any person which is otherwise than at arm’s length and for full value;

1.1.15	protect, defend, enforce, maintain and renew each of the Business IP and continue and prosecute any pending application for the Business IP;

1.1.16	not enter into any tenancy, lease or licence agreement or arrangement or other commitment of any nature in respect of any of the Properties;

1.1.17	not vary the terms of occupation of any of the Properties or settle any rent review or terminate any lease, tenancy or licence;

1.1.18	not carry out any developments upon the Properties;

1.1.19	not make any claim in respect of Tax;

1.1.20	not amend the terms and conditions of employment or engagement of an Employee or provide or agree to provide any increase in the remuneration or other emoluments or benefits of or provide any other benefits or privileges to Employees or employ, engage or terminate the employment of any person;

1.1.21	not enter into any agreement with any trade union or other collective bargaining agreement;

1.1.22	not establish or announce to any person any proposal to establish any retirement, death or disability benefit scheme of or in respect of any of the Employees or Former Employees or any dependant of any such person;

1.1.23	not grant, create, make, announce or propose to make any changes to the Pension Schemes, retirement, death or disability benefit or any existing benefits;

1.1.24	not start litigation or arbitration proceedings;

1.1.25	except in the usual course of its business, not compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings;

1.1.26	conduct its business in accordance with all applicable laws;

1.1.27	not make any change to its accounting practices or policies as applied to the financial statements;

1.1.28	not licence or agree to licence the Business IP except in the usual course of business;

1.1.29	co-operate with the Buyer (to the extent permitted by applicable laws) to:

(A)	promptly give to the Buyer and its agents and advisors such information in relation to the Company as any of them may request from time to time;

(B)	promptly give access to the Buyer and its agents and advisors access to the business, premises, employees, agents, advisors, customers, computer systems, records (whether held in documentary form or otherwise) of the Group and give copies of, the books and records of the Company including the statutory books, minute books, leases, licences, contracts, details of receivables, Business IP, supplier lists and customer lists in the possession or control of the Company as they or any of them may require from time to time;

(C)	ensure the efficient continuation or management and operations of the Company; and

(D)	prepare for the introduction of the Buyer’s normal working procedures in preparation of Completion.

Schedule 4

Completion ObLigations

1.	SELLER’S COMPLETION OBLIGATIONS

1.1	At Completion, the Seller shall deliver to the Buyer’s Solicitor (unless the Buyer waives any such requirement):

1.1.1	evidence in a form reasonably satisfactory to the Buyer (by way of a certificate of the Seller’s Solicitors or otherwise) of satisfaction of the Conditions set out in clause 3.1;

1.1.2	evidence of the authority of any person or persons executing or attesting the execution of this Agreement on behalf of the Seller and any other document on its behalf to do so and in each case certified to be a true copy by a director or secretary of the Seller;

1.1.3	a copy of a resolution of the board of directors of the Company authorising the execution of the performance by the Company of its obligations under each of the documents to be executed by it;

1.1.4	duly executed transfers in respect of the Shares in favour of the Buyer or as it may direct, together with share certificates or, in the case of share certificates found to be missing, an indemnity in a form satisfactory to the Buyer;

1.1.5	any waivers, consents or releases required to enable the Buyer or its nominees to be full legal and beneficial owners of the Shares;

1.1.6	any notice required by chapter 5 part 5 of the Companies Act 2014 (duty to notify disclosable interests) in respect of the Shares;

1.1.7	an irrevocable power of attorney in the agreed terms duly executed by each registered holder of the Shares which enables the Buyer or its nominee (pending registration of the relevant transfers) to attend and vote at general meetings of the Company.

1.1.8	a letter of resignation in the agreed terms from Patricia Finnegan as a director of the Company;

1.1.9	the statutory books, records and registers (complete and duly written up to date), common seal, certificate of incorporation, certificates of incorporation on change of name, if any, and all documents, contracts licences, agreements, insurance policies, records, papers, files, books and accounts of the Company;

1.1.10	a copy of the constitution of the Company certified by the secretary of the Company as a true, complete and accurate copy as at Completion;

1.1.11	copies of all bank mandates of the Company and the bank statements of the Company as at the close of business on the last Business Day prior to Completion and a reconciliation statement prepared by the Seller to show the position on Completion, taking into account cheques unpresented and standing orders payable since the date of those bank statements;

1.1.12	all cheque books, lodgement books and unused cheques of the Company;

1.1.13	all credit cards in the name of or for the account of the Company;

1.1.14	written confirmation from the Sellers that the charges over the assets of the Company in favour of Bank of Ireland and GC Factoring Ireland Limited have been satisfied in full and that any outstanding judgements against any Group Company have been discharged in full;

1.1.15	leases relating to the Properties and all ancillary and related documents (including, without limitation, a statutory declaration for the purposes of the Family Home Protection Act 1976) as may be required by the Buyer;

1.1.16	written confirmation of the consent of any party required in connection with the acquisitions of the Shares by the Buyer;

1.1.17	CG50A Clearance Certificate under section 980 of the TCA 1997;

1.1.18	a deed in agreed terms from the Seller acknowledging that neither the Seller, any member of the Seller’s Group nor any Connected Person has any claim against the Company and that there is no agreement or arrangement under which the Company has any actual, contingent or prospective obligation to any such person;

1.1.19	where any agreement or arrangement referred to immediately above in paragraph 1.1.18 previously existed, evidence of the release or termination of it in a form satisfactory to the Buyer;

1.1.20	the Seller shall repay and will procure that any Connected Person shall repay all amounts owed by it or its Connected Person to the Company, whether due for payment or not;

1.1.21	in respect of the Seller, a tax reference number together with confirmation of the tax head to which it relates and evidence of the issue of such tax reference number to the Seller;

1.1.22	any other documents or property of the Company as may be specified by the Buyer;

1.1.23	confirmation in a form agreed by the Buyer that all shareholders’ agreements relevant to the Shares are terminated;

1.1.24	contracts of employment in the agreed terms duly executed by key individuals and the Buyer or its nominated company;

1.1.25	the Tax Deed duly executed by the Seller; and

1.1.26	a letter from the natural person(s) with an indirect or direct interest of over 25% in the Company confirming that such person will, with effect from Completion, cease to be a beneficial owner within the meaning of the Beneficial Ownership Regulations in relation to the Company; and

1.1.27	in respect of each natural person that is a beneficial owner of the Company within the meaning of the Beneficial Ownership Regulations, their name, address, date of birth, nationality, personal public services number (PPSN) or RBO number (as the case may be).

1.2	At Completion, the Seller shall procure that a meeting of the board of directors of the Company takes place at which:

1.2.1	the registration of the Buyer or its nominees as a member of the Company in respect of the Shares are approved (subject only to stamping);

1.2.2	the resignations of a director referred to in paragraph 1.1.8 of this Schedule 4 are accepted with effect from the end of the relevant meeting;

1.2.3	Tony Fuller and Brian Essman are appointed as directors, secretary and statutory auditors of the Company with effect from the end of the relevant meeting;

1.2.4	all existing mandates for the operation of bank accounts of the Company are revoked and new mandates are issued giving authority to the person or persons as the Buyer may nominate; and

1.2.5	the registered office of the Company is changed to such address as the Buyer may specify to the Seller in writing prior to Completion.

2.	BUYER’S COMPLETION OBLIGATIONS

2.1	At Completion, the Buyer

2.1.1	shall deliver to the Seller the Tax Deed duly executed by the Buyer; and

2.1.2	shall produce confirmation of the satisfaction of the Conditions set out in clause 3.1.

Schedule 5

completion Accounts

1.	Definitions

For the purposes of this Schedule 5:

“Draft Completion Accounts” has the meaning given to it in paragraph 2.1 of this Schedule 5; and

“Draft Completion Statement” has the meaning given to it in paragraph 2.1 of this Schedule 5.

2.	Preparation of Completion Accounts

2.1	The Buyer will procure that a draft of the Completion Accounts (the “Draft Completion Accounts”) and the Completion Statement (the “Draft Completion Statement”) be prepared, which the Buyer shall deliver to the Seller as soon as practicable and in any event no later than 50 Business Days after the Completion Date.

2.2	The Draft Completion Accounts and Draft Completion Statement shall be prepared on a basis consistent with and subject to the policies, principles and practices used in the preparation of the Financial Statements and for the avoidance of doubt using the headings contained within the Pro Forma Completion Accounts.

2.3	The Seller shall give such assistance and access to information as the Buyer may require to enable it to prepare the Draft Completion Accounts and the Draft Completion Statement within the period referred to in paragraph 2.1.

2.4	The Seller shall, within 10 Business Days of receipt of the Draft Completion Accounts and the Draft Completion Statement, communicate to the Buyer in writing:

2.4.1	whether or not the Seller agrees with the Draft Completion Accounts and the Draft Completion Statement; and

2.4.2	in the case of disagreement, a written statement of the areas of dispute (the “Dispute Notice”) to include:

(A)	the item or items disputed;

(B)	the reasons for such dispute; and

(C)	a statement of how, in the opinion of the Seller, the Draft Completion Accounts and/or the Draft Completion Statement should be adjusted.

Only those items or amounts specified in the Dispute Notice shall be treated as being in dispute (the “Disputed Items”) and no adjustment may be made by either the Seller or the Buyer, or any Accounting Expert to which the matter is referred pursuant to paragraph 2.8 below, to any items or amounts in the Draft Completion Accounts or the Draft Completion Statement that are not Disputed Items.

2.5	The Seller shall be deemed to have confirmed its agreement to the Draft Completion Accounts and the Draft Completion Statement in the event that the Buyer has not received any written confirmation or Dispute Notice within the period specified in paragraph 2.4 above and upon the expiration of such period, the Draft Completion Accounts and the Draft Completion Statement shall become final and binding on the Parties and shall constitute the Completion Accounts and the Completion Statement for the purposes of this Agreement.

2.6	If the Seller notifies the Buyer of its agreement with the Draft Completion Accounts and the Draft Completion Statement within the period specified in paragraph 2.4 above, the Draft Completion Accounts and the Draft Completion Statement shall upon receipt by the Buyer of such notice become final and binding on the Parties and shall constitute the Completion Accounts and the Completion Statement for the purposes of this Agreement.

2.7	If the Seller submits a Dispute Notice to the Buyer within the period specified in paragraph 2.4 above, the Parties shall use reasonable endeavours to resolve the Disputed Items. If the Buyer and the Seller resolve the matters in dispute as set out in the Dispute Notice, the Draft Completion Accounts and the Draft Completion Statement (as amended by agreement between the Parties) shall then become final and binding on the Parties and shall constitute the Completion Accounts and the Completion Statement for the purposes of this Agreement.

2.8	If the Buyer and the Seller fail to resolve the Disputed Items within 10 Business Days of the date of receipt by the Buyer of a Dispute Notice, any Party may refer the matters in dispute to the Accounting Expert to procure a resolution to the dispute in accordance with Schedule 6.

2.9	Save as provided in paragraph 3 of this Schedule, the Buyer and the Seller shall bear and pay their respective costs incurred in connection with the preparation and agreement of the Draft Completion Accounts and the Draft Completion Statement.

3.	Pro Forma Completion Accounts

The Completion Statement shall be produced in the following pro forma format:

Completion Working Capital	€	€
Current Assets
Trade Debtors	☒
Prepayments	☒

Total Current Assets		☒

Current Liabilities
Trade Creditors	☒
Payroll and Payroll Taxes Accrual	☒
Accruals	☒
Wages Holiday Accruals	☒

[Any other items]	☒
Total Current Liabilities		☒

Working Capital [A]		☒
Target Completion Working Capital [B]		☒
Excess / (Shortfall) Completion Working Capital [A] - [B]		☒

Completion Cash	€	€
Cash at bank	☒
Cash on hand	☒
Cash standing to the credit of any account with a bank or financial institution	☒

Plus cash-like items
Preliminary corporation tax paid for the period post Completion	☒
Any debtor balances owing from Directors at Completion	☒

Total Completion Cash		☒

Completion Indebtedness	€	€
Bank overdraft	☒
Bank loans	☒
Shareholder loans	☒
Outstanding pension obligations	☒
The outstanding capital and interest payments of financial and operating leases	☒
Leasing (including Insurance Lease)	☒
Corporation Tax accrual for the period to Completion	☒
Credit card balances	☒
Any balances owing to Directors at Completion	☒
[Any other items]	☒
Total Completion Indebtedness		☒

Adjustment Amount	€	€
Completion Working Capital	☒
Target Completion Working Capital	(☒)
[Positive/Negative] Adjustment Amount		☒
Completion Cash	☒
Completion Indebtedness	(☒)
[Positive/Negative] Adjustment Amount		☒
Overall [Positive/Negative] Adjustment Amount To Be Paid		☒

Schedule 6

Accounting Expert

1.	The Accounting Expert shall act on the following basis:

1.1	the Accounting Expert shall act as an expert and not as an arbitrator and the provisions of the Arbitration Act 2010 will not apply to him or his determination;

1.2	the Accounting Expert shall make his or her determination as soon as possible but in any event, unless otherwise agreed between the Buyer and the Seller, within 20 Business Days of the matter being referred to him or her in accordance with paragraph 2.8 of Schedule 5;

1.3	in giving his or her determination, the Accounting Expert shall provide a report in writing which states what adjustments (if any) are necessary to be made to the Draft Completion Accounts and Draft Completion Statement in respect of the Disputed Items;

1.4	each of the Buyer and the Seller shall give and shall (to the extent it is within their respective power of procurement) procure that the Accounting Expert has full access to the information and documentation in their respective possession or control that he or she shall reasonably require for the purposes of making his determination;

1.5	the fees and expenses of the Accounting Expert shall be borne equally by the Buyer and the Seller and, if the fees are paid in full by any Party, the appropriate proportion shall be due from the other Party as a debt due on demand; and

1.6	in the absence of fraud or manifest error, the decision of the Accounting Expert shall be final and binding upon the parties and the Draft Completion Accounts and the Draft Completion Statement as adjusted in accordance with the decision of the Accounting Expert shall be final and binding on the parties and shall constitute the Completion Accounts and the Completion Statement for the purposes of this Agreement.

Schedule 7

Warranties and Representations

PART 1: FUNDAMENTAL WARRANTIES

1.	Power to sell the Shares

1.1	The Seller has taken all necessary actions and has all requisite power and authority to sell the Shares held by it and to enter into and perform this Agreement and the other documents referred to in it (to which the Seller is a party) in accordance with their respective terms.

1.2	This Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legally binding and enforceable obligations on the Seller in accordance with their respective terms.

1.3	The execution, delivery, performance of or compliance by the Seller with its obligations under this Agreement and any document referred to in it (to which the Seller is a party) does not violate or constitute a default of any agreement or instrument to which it is a party or which is binding on it or over its assets, result in the existence of or oblige it to create any security over its assets or breach any law or restriction applicable to the Seller.

2.	Shares in the Company

2.1	The Seller is the registered and beneficial owner of the entire issued share capital of the Company free from any Encumbrance and is entitled to transfer the legal and beneficial title to the Shares to the Buyer free from any Encumbrance without the consent of any other person, court, government authority or otherwise. The Shares have been properly allotted and issued and are fully paid or credited as fully paid.

2.2	No person has any right to require at any time the transfer, creation, issue, allotment, redemption, repayment or conversion of any share, share warrant or option, loan capital or other security (or any rights or interest in them) of the Company. The Seller has not agreed to confer any such rights and no person has claimed any such right.

2.3	The Company is a company validly existing and in good standing under the laws of its jurisdiction of incorporation with all requisite corporate power and authority to own, lease and operate its properties and assets to carry on its business as presently conducted by it and to consummate the transactions contemplated by this Agreement.

3.	Solvency of the Seller

3.1	The Seller:

3.1.1	is able to pay its debts as they fall due;

3.1.2	is not subject to any circumstance that would render it capable of being deemed to be insolvent or unable to pay its debts as they fall due pursuant to any applicable law;

3.1.3	has not had repayment of any debt demanded before its stated maturity, unless same has been discharged in full;

3.1.4	has not sought protection from enforcement action by its creditors, or take steps preparatory to so doing pursuant to any applicable law;

3.1.5	is not subject to any unsatisfied judgement for debt;

3.1.6	has not had a receiver appointed or invited the appointment of a receiver, over any part of its property or undertaking;

3.1.7	being an individual, has not:

(A)	been served with a demand capable of grounding a bankruptcy summons, if unsatisfied, or had a bankruptcy summons or petition presented against him;

(B)	presented a debtor’s petition for bankruptcy or taken any action in preparation for presenting same;

(C)	been adjudicated bankrupt; or

(D)	availed of any of or sought to avail of any mechanisms provided under the Personal Insolvency Act 2012;

3.1.8	being a body corporate, has not,

(A)	called a meeting to pass a resolution for its winding up; or

(B)	taken any steps to present a petition, had a petition presented or presented a petition for its winding up or for the appointment of an examiner;

3.1.9	has not entered or proposed to enter into any composition or arrangement with or for its creditors (including an individual voluntary arrangement); or

3.1.10	has not been the subject of any other event analogous to any of the foregoing in any jurisdiction.

PART 2: GENERAL WARRANTIES

1.	Warranties and Information

1.1	The particulars of the Company set out in Schedule 2 and the background to this Agreement are true, complete, accurate and not misleading.

1.2	All information given by or on behalf of the Seller, its agents or advisers to the Buyer, its agents or advisers in the course of the negotiations leading up to this Agreement was when given and is now true, complete, accurate and not misleading.

1.3	There is no information that has not been Disclosed which, if Disclosed, might reasonably be expected to affect the willingness of the Buyer to enter into the transaction contemplated by this Agreement on the terms of this Agreement.

2.	Constitutional and corporate documents

2.1	Copies of the constitution and corporate documents of the Company have been Disclosed and such copy documents:

2.1.1	are true, complete and accurate in all respects;

2.1.2	have attached to them copies of all resolutions of any kind which has been passed by its shareholders and agreements required by applicable law to be so attached; and

2.1.3	fully set out all the rights and restrictions attaching to each class of shares in the capital of the Company.

2.2	All statutory books, minute books and registers of the Company have been properly kept, are written up to date and contain a true, complete and accurate record of all matters which should be contained in them. No notice or allegation has been received by the Company that any such books or registers are incorrect or should be rectified. All such books and registers are in the possession of or under the control of the Company.

2.3	All returns, particulars, resolutions and other documents that the Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in Ireland) have been properly prepared and filed and were true, complete and accurate.

2.4	All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with the constitutional documents of the Company, all applicable laws and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

2.5	No transfer of any shares in the capital of the Company have been registered, except in accordance with all applicable laws and the constitutional documents of the Company and all such transfers have been duly stamped (where applicable).

2.6	The Company has not at any time:

2.6.1	purchased, redeemed, reduced, forfeited or repaid any of its own share capital or purchased any shares in its holding company or agreed to any of the foregoing;

2.6.2	created treasury shares;

2.6.3	provided capital, cash or assets to any company on terms whereby the company so capitalised has in consideration issued shares, loan stock or other securities on terms which were otherwise than by way of a bargain made at arm’s length or where the shares, loan stock or other securities acquired are shown in the audited financial statements at a value in excess of their market value at the time of acquisition; or

2.6.4	capitalised or agreed to capitalise in the form of shares, debentures, other securities or otherwise any profits or reserves of any class or description or passed or agreed to pass any resolution to do so.

3.	Shares in other companies and joint ventures and partnerships

3.1	The Company:

3.1.1	does not hold, beneficially own and has not agreed to acquire any shares, loan capital or other securities in any company or merge or consolidate with any person;

3.1.2	has not at any time had any subsidiaries or subsidiary undertakings;

3.1.3	is not and has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium;

3.1.4	does not control or take part in the management of any company or business organisation nor has it agreed to do so; or

3.1.5	does not have any branch or permanent establishment outside of Ireland.

4.	Compliance with laws

4.1	The Company has at all times conducted its business and dealt with its assets in accordance with and has acted in compliance with all applicable laws.

4.2	Neither the Company nor any Employee or Former Employee has been convicted of an offence in relation to the business or affairs of the Company. All Employees and all people engaged in the business of and who are providing services to the Company have in the conduct of their duties complied with all applicable laws.

4.3	Without prejudice to paragraphs 4.1 and 4.2, the Company has not:

4.3.1	entered into any arrangement or transaction in breach of section 238 of the Companies Act 2014;

4.3.2	made any loans or quasi loans (within the meaning of section 219 of the Companies Act 2014), entered into any credit transaction as creditor or entered into any guarantee or indemnity or provided any security connection with a loan, quasi-loan or credit transaction in breach of any applicable laws;

4.3.3	entered into a service contract with any director of the Company in breach of section 249 of the Companies Act 2014;

4.3.4	had a notice served by its statutory auditors in accordance with any applicable laws;

4.3.5	been and is not related to any other company for the purpose of section 599 of the Companies Act 2014 and is not and will not at any time be liable to be subject to an order made under that section by virtue of any act (whether of commission or of omission) that occurred prior to the date of this Agreement;

4.3.6	been struck off and subsequently restored to the register of companies;

4.3.7	entered into any transaction or arrangement particulars of which would, require to be contained in the financial statements and which are not so contained; or

4.3.8	allowed the provisions of chapter 5 part 5 of the Companies Act 2014 to be breached.

5.	Licences and consents

5.1	In these paragraphs (Licences and consents):

“Consent” means any licence, consent, permit, authority or other authorisation necessary for the Company to carry on its business in the places and in the manner in which it is carried on at the date of this Agreement.

5.2	The Company is not carrying on or has ever carried on business in any place without holding all necessary licences, consents, permits, authorities and authorisations.

5.3	True, complete and accurate details of each Consent and copies of all related documents have been Disclosed.

5.4	Each Consent is valid and subsisting, there has been no breach of any of its terms or conditions and there is no reason why it should be or may be (in whole or in part) revoked, suspended, cancelled or not renewed on the same terms.

6.	Insurance

6.1	In these paragraphs (Insurance):

“Policies” means all insurance policies maintained by the Company.

6.2	True, complete and accurate details of the Policies have been Disclosed.

6.3	The Company maintains and has at all material times maintained insurance policies which provide adequate cover against such risks as companies carrying on the same type of business or owning property or assets of a similar nature as the Company insure against.

6.4	The Policies are in full force and effect, all premiums due on them have been paid and all conditions of the Policies have been performed and observed.

6.5	The Company has not done or omitted to do anything that may result in an increase in the premium payable for any of the Policies, adversely affect the renewal of any of the Policies or permit any insurer to terminate or avoid any of the Policies or decline cover in respect of any claim under any of the Policies.

6.6	None of the Policies is:

6.6.1	subject to any special or unusual terms or restrictions;

6.6.2	subject to the payment of any premium in excess of the normal rate; or

6.6.3	void or voidable and nothing has been done or omitted to be done which could make any of them void or voidable.

6.7	Details of all insurance claims made by the Company during the period of 36 months ending on the date of this Agreement have been Disclosed.

6.8	There are no outstanding claims under or in respect of the validity of any of the Policies and, so far as the Seller is aware, there are no circumstances likely to give rise to a claim under any of the Policies.

7.	Powers of attorney and power to bind

7.1	There are no powers of attorney granted by the Company which are currently in force.

7.2	No person is entitled or authorised in any capacity to bind or commit the Company to any obligation outside the ordinary course of the Business.

7.3	Details of those persons who have authority to bind the Company in the ordinary course of the Business have been Disclosed.

8.	Disputes and investigations

8.1	In these paragraphs (Disputes and investigations):

“Competent Body” means any body capable of imposing a Sanction on a Relevant Person, in any jurisdiction, including any:

(a)	governmental body or agency;
(b)	regulatory, statutory or similar body or agency; and
(c)	professional or industry body of which any Relevant Person is a member or which can approve, licence or restrict a Relevant Person from performing any role, function or office for the Company,

and Competent Body shall include any officer, committee or other organ of such body capable of imposing a Sanction;

“Excluded Proceedings” means any:

(a)	debt collection proceedings in which a Relevant Person is acting as creditor the aggregate claim in all such proceedings does not exceed €10,000; or
(b)	proceedings in respect of minor motoring offences, the maximum penalty for which does not include a custodial sentence;

“Proceedings” means any:

(a)	civil, criminal, enforcement, administrative, mediation, arbitration or other proceedings;
(b)	administrative process pursuant to which a Sanction can be imposed on a Relevant Person; or

(c)	claims, actions or hearings,

before any court, ombudsman, tribunal (including a domestic tribunal capable of imposing any Sanction on any Relevant Person whether by virtue of any contract with a Relevant Person, or membership of any body by a Relevant Person, or otherwise), Competent Body or any body or person equivalent to any of the foregoing in any jurisdiction;

“Relevant Person” means the Company and any:

(a)	director or officer of the Company;
(b)	person in respect of any professional membership, approval, licence or lack of restriction relevant to any role, function or office customarily performed by that person for the Company; or
(c)	person for whose acts the Company may be vicariously liable; and

“Sanction” means any:

(a)	financial redress, fine, penalty, award of costs or official reprimand;
(b)	custodial sentence or imprisonment;
(c)	revocation or restriction of any licence, approval or privilege;
(d)	finding of unfitness or restriction in relation to carrying out any role, function or office;
(e)	imposition of additional capital or supervisory requirements;
(f)	order for specific performance or rescission; or
(g)	thing of equivalent effect to any of the foregoing or any combination of them.

8.2	No Relevant Person is engaged or involved in or otherwise subject to any Proceedings other than Excluded Proceedings.

8.3	No Relevant Person is party to, or the subject of any dispute with or any investigation or inquiry by any Competent Body.

8.4	Other than Excluded Proceedings, no Proceedings have been threatened or are pending by or against any Relevant Person and there are no circumstances likely to give rise to any such Proceedings.

8.5	The Company:

8.5.1	is not affected by any unsatisfied or existing or pending judgment, order, decree or other decision or ruling of a court, tribunal, ombudsman, arbitrator or any Competent Body; or

8.5.2	has not given any undertaking to any court, tribunal, ombudsman, arbitrator, Competent Body or any other third party arising out of or in connection with, any Proceedings or settlement of any such proceedings which remains in force.

9.	Defective products and services

9.1	The Company has not manufactured or sold any products or supplied any services which were, are or will become faulty or defective or not compliant with:

9.1.1	any warranties or representations expressly or impliedly made by or on behalf of the Company in connection with such products or services; or

9.1.2	any laws applicable to such products or services.

9.2	No proceedings have been started, are pending or have been threatened against the Company:

9.2.1	in which it is claimed that any product manufactured or sold by the Company is defective, not appropriate for its intended use or has caused bodily injury or material damage to any person or property; or

9.2.2	in respect of any services supplied by the Company.

9.3	There are no disputes between the Company and any of their respective customers, clients or any third parties in connection with any products or services manufactured, sold or supplied by the Company.

9.4	The Company has not had to recall, repair or replace products in the 60-month period ending on the date of this Agreement in circumstances where the aggregate costs of any such recall, repair or replacement exceeded €50,000.

10.	Customers and suppliers

10.1	In these paragraphs (Customers and suppliers):

“Material Counterparty” means any customer, client or supplier of the Company who is of material importance to the business or profits of the Company and who represented at least 10% of the total purchases or supplies made by or to the Company during the period of 12 months ending on the date of this Agreement.

10.2	In the 24 months before the date of this Agreement:

10.2.1	no Material Counterparty has ceased or reduced or threatened to cease or reduce in any material respect the extent to which it does business with the Company;

10.2.2	there has been no material adverse change in the basis or terms on which any Material Counterparty does business with the Company; and

10.2.3	the Business has not been materially affected in an adverse manner as a result of (either individually or in combination) the loss of or reduction in trading with any customer, client or supplier of the Company or a change in the terms on which any customer, client or supplier of the Company does business with the Company.

10.3	None of the matters referred to in paragraph 10.2 is likely to occur within 6 months of the date of this Agreement.

10.4	No customer, client or supplier accounted for more than 10% of the aggregate sales or purchases (as applicable) made by the Company in the 12 months before the date of this Agreement.

10.5	The Company has no outstanding bid, tender, sale or service proposal.

11.	Contracts

11.1	In these paragraphs (Contracts):

“Material Contract” means any agreement, arrangement, understanding or commitment that the Company is a party to, or bound by, and which is of material importance to the business, profits or assets of the Company.

11.2	True, complete and accurate copies of all contractual arrangements with customers and suppliers entered into by the Company are Disclosed.

11.3	The Company is not a party to or otherwise subject to any agreement, arrangement, understanding or commitment which:

11.3.1	is a Material Contract;

11.3.2	is of an unusual or exceptional nature;

11.3.3	is not in the ordinary and usual course of the Business;

11.3.4	under the terms of which, as a direct result of entry into the transaction contemplated by this Agreement (i) any other party will be entitled to be relieved of any obligation or become entitled to exercise any right (including any termination or pre-emption right or other option) or (ii) the Company will be in default;

11.3.5	is invalid or unenforceable in whole or in part;

11.3.6	may be terminated as a result of a change of control of the Company;

11.3.7	restricts the freedom of the Company to carry on the whole or any part of the Business in any part of any jurisdiction in such manner as it thinks fit;

11.3.8	involves agency, distributorship, franchise, outsourcing, management, partnership, joint venture, consortium, joint development, shareholder or similar arrangements;

11.3.9	involves the grant of any sole or exclusive rights by or to the Company;

11.3.10	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into;

11.3.11	cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and/or effort;

11.3.12	involves or is likely to involve an aggregate consideration payable by or to the Company in excess of €25,000;

11.3.13	requires the Company to pay any commission, finder’s fee, royalty or the like;

11.3.14	is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given;

11.3.15	is not on arm’s length terms;

11.3.16	provides for payments or other dealings in or calculated by reference to another currency other than the euro;

11.3.17	is a finance lease, hire purchase, rental or credit sale or other agreement which otherwise provides for the purchase or right to purchase any asset by instalment payments;

11.3.18	involves obligations or liabilities that ought reasonably to be made known to the Buyer; or

11.3.19	commits the Company to capital expenditure.

11.4	There are no outstanding or on-going negotiations of material importance to the business, profits or assets of the Company or any outstanding quotations or tenders for a contract that, if accepted, would give rise to a Material Contract or a contract of any other type as referred to in paragraph 11.3.

11.5	Each Material Contract is in full force and effect and binding on the parties to it.

11.6	No fact or circumstance exists which might invalidate or give rise to a ground for termination, avoidance or repudiation of an agreement, arrangement or obligation to which the Company is a party. No party with whom the Company has entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

11.7	Neither the Company nor any party with whom the Company has entered into an agreement, arrangement or obligation is in material breach of the agreement, arrangement or obligation. No fact or circumstances exists which might give rise to a breach of this type.

12.	Transactions with the Seller and Seller’S interests

12.1	In these paragraphs (Transactions with the Seller and Seller’s interests):

“Insider” means:

(a)	any past or present shareholder of the Company;
(b)	any past or present director of the Company; or
(c)	a person Connected with the Seller’s Group or a director of any company in the Seller’s Group.

12.2	There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following:

12.2.1	a member of the Seller’s Group or any person Connected with such member; or

12.2.2	a Director or any person Connected with a Director.

12.3	No member of the Seller’s Group nor any person Connected with such member has a claim of any nature against the Company or has assigned to any person the benefit of any such claim.

12.4	No Insider is at the date of this Agreement or has been at any time in the five years before the date of this Agreement concerned, interested or engaged, directly or indirectly, and in whatever capacity in any other business similar to or competitive with all or any part of the Business as it is carried on at the date of this Agreement.

12.5	Insiders’ Interests

12.5.1	In the six years before the date of this Agreement there was no:

(A)	loan, guarantee or indemnity given by the Company in favour of any Insider or in favour of any other person in respect of any liability of any Insider;

(B)	loan, guarantee or indemnity given by any Insider in favour of the Company or in favour of any other person in respect of any liability of the Company; or

(C)	other contract to which the Company is or was a party and in which any Insider is or was interested in any way whatsoever (excluding any contract of employment between the Company and any of its Directors).

13.	Finance and guarantees

13.1	In these paragraphs (Finance and guarantees):

“Facilities” means all loans, overdrafts or other financial facilities currently outstanding or available to the Company

13.2	True, complete and accurate details of the Facilities at the date of this Agreement together with true and correct copies of all documents relating to those Facilities (including all security and guarantees provided as a condition in those Facilities) are Disclosed.

13.3	The Company has not done anything nor are there or have there been circumstances whereby the continuance of any of the Facilities in full force and effect might be affected or prejudiced or which may give rise to any alteration in the terms and conditions of the Facilities.

13.4	The Company is not in default or potential default (howsoever defined) under any of the Facilities or under any guarantee of, or security or indemnity for, any indebtedness and there is no reason why any of the Facilities, guarantee, security or indemnity should be called or the liabilities thereunder accelerated before their due date (if any) or any Facilities terminated.

13.5	The total amount borrowed by the Company (whether pursuant to the Facilities or otherwise) does not exceed any limitations on the borrowing powers of the Company contained in:

13.5.1	its constitutional documents; or

13.5.2	any debenture or other deed or document the terms of which are binding on the Company.

13.6	The Company has not received any notice (whose terms have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness or intimating any default or potential default has occurred (whether arising pursuant to the Facilities or otherwise), or intimating the enforcement of any Encumbrance which it holds over the assets of the Company.

13.7	No Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into by the Company or any third party in respect of borrowings or other obligations of the Company (whether arising pursuant to the Facilities or otherwise), nor has any such person agreed to do so.

13.8	The Company has not given or entered into, or agreed to give or enter into, any Encumbrance, guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, of any other person.

13.9	The Company has not:

13.9.1	factored or discounted (whether by disclosed or undisclosed sale, assignment or otherwise) any of its debts;

13.9.2	engaged in financing of a type which would not need to be shown or reflected in the Financial Statements; or

13.9.3	waived any right of set-off it may have against any third party.

13.10	The Company has not any outstanding loan capital nor has lent any money that has not been repaid. There are no debts owing to the Company other than debts that have arisen in the usual course of business.

13.11	The debts owing to the Company as reflected in the Financial Statements and all debts subsequently recorded in the books of the Company since the Financial Statements Date:

13.11.1	have been realised or will within three months after the date of this Agreement realise in cash their full amount as included in those Financial Statements or books;

13.11.2	have not been outstanding (in whole or in part) for more than two months from its due date for payment; and

13.11.3	are not subject to any right of set-off or counterclaim.

13.12	The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government authority or other body.

13.13	True, complete and accurate particulars of the balances of all the bank accounts of the Company, showing the position as at the day immediately preceding the date of this Agreement, have been Disclosed and the Company has not any other bank account. Since the date of those particulars, there have been no payments out of those bank accounts other than routine payments in the ordinary course of the Business.

13.14	Having regard to the existing banking and other facilities available to it, the Company has sufficient working capital for the purposes of:

13.14.1	continuing to carry on the Business in its present form and at its present level of turnover during the period of 12 months following the date of this Agreement; and

13.14.2	executing, carrying out and fulfilling in accordance with their respective terms all orders, projects and contractual obligations which have been placed with or undertaken by the Company.

14.	Liabilities

14.1	The Company has not any liabilities (including contingent liabilities) other than as disclosed in the Financial Statements or incurred in the ordinary and proper course of the Business since the Financial Statements Date.

14.2	The Company does not owe any sum to their statutory auditors, solicitors or other professional advisers, and no accrual ought properly be made by it in respect of any such sum.

15.	Effect of sale of Shares

15.1	Neither the acquisition of the Shares by the Buyer nor compliance with the terms of this Agreement will:

15.1.1	cause the Company to lose the benefit of any asset, licence, exemption, right or privilege it presently enjoys;

15.1.2	relieve any person of any obligation to the Company (whether contractual or otherwise), enable any person to terminate any obligation, right or benefit enjoyed by the Company or to enable any persons to exercise any right or benefit in respect of the Company;

15.1.3	result in any customer, client or supplier being entitled to cease dealing with the Company, materially reduce its level of business or change the terms on which it deals with the Company;

15.1.4	result in the loss of impairment of or default under any Consent (as defined in paragraph 5.1 in Part 2 of this Schedule 7) for the purposes of the Business;

15.1.5	so far as the Seller is aware, result in any officer or senior employee leaving the Company;

15.1.6	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company;

15.1.7	entitle any Employees to terminate their employment or receive any payment or other benefit;

15.1.8	result in any present or future indebtedness of the Company becoming or capable of being declared due and payable prior to its stated maturity date or cause any of the Facilities (as defined in paragraph 13.1 of Part 2 of this Schedule 7) to be terminated or withdrawn;

15.1.9	entitle any person to receive from the Company any finder’s fee, brokerage or other commission in connection with the transaction contemplated by this Agreement;

15.1.10	give rise to or cause to become exercisable any right of pre-emption over the Shares; or

15.1.11	entitle any person to acquire or affect the entitlement of any person to acquire shares in the Company.

16.	Insolvency

16.1	The centre of main interests (“COMI”) of:

16.1.1	the Company; and

16.1.2	the Seller,

is the address set out against the name of each in this Agreement and:

(a)	this address is reasonably discernible by those doing business with each;
(b)	each has refrained from adopting any practice that would suggest to any person doing business with them that their COMI is in any other place; and
(c)	there are no circumstances that a court in any relevant jurisdiction would consider indicative that its COMI is in any other jurisdiction.

16.2	The Company:

16.2.1	is not insolvent or unable to pay its debts as they fall due;

16.2.2	is not capable of being deemed to be insolvent or unable to pay its debts pursuant to any applicable legislation in any jurisdiction; or

16.2.3	has not stopped paying its debts as they fall due.

16.3	No guarantor of any of the liabilities of the Company has repudiated or rescinded or purported to repudiate or rescind any guarantee in respect of such liabilities.

16.4	No step has been taken in any applicable jurisdiction to initiate any process by or under which:

16.4.1	the ability of the creditors of the Company to take any action to enforce their debts may be suspended, restricted or prevented;

16.4.2	some or all of the creditors of the Company, may accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company;

16.4.3	a person may be appointed to manage the affairs, business and assets of the Company on behalf of its creditors (for the avoidance of doubt, and without limitation to the generality of the foregoing the service of a reservation or rights letter, or a letter of demand by a secured creditor constitutes such a step); or

16.4.4	the holder of a charge over any of the assets of the Company may take over the business or any assets of the Company (without limitation to the generality of the foregoing, the service of a reservation or rights letter, notice of crystallisation of a floating charge or a letter of demand by a secured creditor constitutes such a step).

16.5	In relation to the Company:

16.5.1	no order has been made, petition presented or resolution passed for the winding-up of the Company or to have an examiner appointed to it;

16.5.2	no receiver has been appointed or could be appointed by any person over its business or assets or any part of them; and

16.5.3	no encumbrancer has taken possession or attempted to take possession or exercised or attempted to exercise any power of sale in respect of the whole or any part of the undertaking, property, assets or revenue of the Company.

16.6	No process has been initiated which could lead to the Company being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

16.7	No distress, execution or other process has been levied or enforced on any goods or assets of the Company.

17.	Financial Statements

17.1	The Financial Statements are true, complete and accurate in all respects and have been prepared in accordance with all applicable laws and in accordance with good and current accounting principles, practices and standards generally accepted in Ireland at the date of this Agreement including (without limitation) the statements of standard accounting practice of Chartered Accountants Ireland.

17.2	The Financial Statements have been audited by an auditor or firm of accountants qualified to act as statutory auditors in Ireland and the auditors’ report(s) required to be annexed to the Financial Statements is unqualified.

17.3	The Financial Statements:

17.3.1	make proper and adequate provision for all bad and doubtful debts, obsolete or slow-moving stocks and for depreciation on fixed assets;

17.3.2	do not overstate the value of current or fixed assets; and

17.3.3	do not understate any liabilities (whether actual or contingent).

17.4	The Financial Statements give a true and fair view of the state of affairs of the Company and the Financial Statements give a true and fair view of the Group as a whole as at the Financial Statements Date and of the profit or loss of the Company and of the Group as a whole for the financial year ended on that date.

17.5	The Financial Statements contain either provision adequate to cover or full particulars in the notes of all Tax (including deferred Tax) and other liabilities (whether quantified, contingent, disputed or otherwise) of the Company as at the Financial Statements Date.

17.6	The Financial Statements are not affected by any extraordinary, exceptional or non-recurring items or any other factor that would make the financial position and results shown by the Financial Statements unusual or misleading in any material respect.

17.7	The Financial Statements have been laid before the Company in general meeting in accordance with the requirements of all applicable laws. True copies of such financial statements and of the audited financial statements for each financial year of the Company preceding that which ended on the Financial Statements Date and which were laid before the Company in general meeting have been delivered to the Registrar of Companies or in compliance with all applicable laws.

17.8	The Financial Statements have been prepared on a basis consistent with the audited financial statements of the Company or the consolidated financial statements of the Group (as the case may be) for the six prior accounting periods without any change in accounting policies used.

17.9	All accounts, books, ledgers and financial records of whatsoever kind of the Company:

17.9.1	have been properly maintained and contain proper records of all matters required to be entered in them by the Companies Act 2014;

17.9.2	do not contain or reflect any inaccuracies or discrepancies; and

17.9.3	give and reflect a true and fair view of the trading transactions, of the financial and contractual position and of the assets and liabilities of the Group in accordance with normal business practice.

17.10	The Management Accounts have been prepared on a basis consistent with that employed in preparing the Financial Statements and fairly represent the assets and liabilities and the profits and losses of the Company as at and to the date for which they have been prepared.

18.	Changes since Financial Statements Date

18.1	Since the Financial Statements Date:

18.1.1	the Company has conducted the Business in the normal course and as a going concern;

18.1.2	there has been no material adverse change in the turnover, assets, liabilities (whether actual or contingent), financial or trading position or prospects of the Company and no part of the Business has been affected by any abnormal factor;

18.1.3	the Company has not issued or agreed to issue any share or loan capital;

18.1.4	no dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by the Company;

18.1.5	the Company has not borrowed or raised any money or given or taken any form of financial security;

18.1.6	no capital expenditure has been incurred on any individual item by the Company in excess of €25,000 and the Company has not acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of €25,000;

18.1.7	no shareholder resolutions of the Company have been passed;

18.1.8	there has been no abnormal increase or reduction of stock-in-trade;

18.1.9	none of the stock-in-trade reflected in the Financial Statements has realised an amount less than the value placed on it in the Financial Statements;

18.1.10	the Company has not offered price reductions or discounts or allowances on sales of stock-in-trade or sold stock-in-trade at less than cost price;

18.1.11	the Company has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by the Company which have been outstanding for more than 60 days; and

18.1.12	there has been no reduction in the value of the net assets of the Company determined in accordance with the same accounting principles and policies as those applied in the Financial Statements (and on the basis that each of the assets is valued at a figure no greater than the value attributed to it in the Financial Statements or, in the case of any of the assets acquired by the Company after the Financial Statements Date, at a figure no greater than cost).

19.	Financial and other records

19.1	In these paragraphs (Financial and other records):

“Records” means all financial and other records of the Company.

19.2	The Records:

19.2.1	have been properly prepared and maintained;

19.2.2	constitute an accurate record of all matters required by law to appear in them and, in the case of the accounting records, comply with all applicable law;

19.2.3	do not contain any material inaccuracies or discrepancies; and

19.2.4	are in the possession of the Company to which they relate.

19.3	No notice has been received or allegation made that any of the Records are incorrect or should be rectified.

19.4	To the extent that any of the Records are maintained or stored electronically:

19.4.1	any hardware and software required to access, maintain, copy or use such Records is owned by the Company, and such ownership is not shared with any other person; and

19.4.2	such Records are adequately backed-up.

20.	Assets

20.1	The assets included in the Financial Statements together with any assets acquired since the Financial Statements Date and all other assets used by the Group in connection with the Business (except for those disposed of since the Financial Statements Date in the normal course of business) are:

20.1.1	legally and beneficially owned by the Company, the relevant owner has good and marketable title to such assets and properly executed originals of all documents which the Company requires to prove title or entitlement to any assets or rights are in its possession;

20.1.2	not the subject of any lease, agreement to lease, hire purchase agreement, agreement for payment on deferred terms or any licence or factoring arrangement; and

20.1.3	in the possession and control of the Company.

20.2	None of the assets, undertaking or goodwill of the Company is subject to an Encumbrance or any agreement or commitment to create an Encumbrance and no person has claimed to be entitled to create such an Encumbrance.

20.3	The assets owned by the Group comprise all the assets necessary for the continuation of the Business as it is carried on at the date of this Agreement.

21.	Plant and equipment and stock-in-trade

21.1	The fixtures, fittings, plant, machinery, vehicles and other equipment used by the Company in connection with the Business are:

21.1.1	in good working order and have been regularly and properly maintained to a good technical standard and in accordance with any applicable safety laws;

21.1.2	capable and will continue to be capable of doing the work for which they were designed subject to normal wear and tear;

21.1.3	are not expected to require replacements or additions at an aggregate cost in excess of €50,000 within a period of twelve months immediately after the date of this Agreement; and

21.1.4	not surplus to the current or proposed requirements of the Company.

21.2	The stock-in-trade (including work-in-progress) of the Company:

21.2.1	is in good condition and is capable of being sold by the Company in the ordinary course of the Business in accordance with its current price list without discount, rebate or allowance;

21.2.2	is not excessive and is adequate in relation to the current trading requirements of the Company;

21.2.3	is not obsolete, slow moving, unusable or unmarketable and does not include returned goods; and

21.2.4	complies fully and will, on sale by the Company in the ordinary course of the Business, comply fully with all applicable laws and specifications agreed with customers.

21.3	Maintenance contracts are in full force and effect in respect of all assets of the Company where it is normal or prudent to have those assets maintained by independent or specialist contractors and in respect of all assets which the Company is obliged to maintain or repair under any leasing or similar agreement.

22.	Know how

The Company does not employ or is not required to employ in relation to the Business any know how which either infringes or is likely to infringe the rights of third parties or which has been disclosed to it by third parties under licence or similar arrangements.

23.	Intellectual property rights

23.1	In this paragraph 23:

“Licences In” means the licences of Intellectual Property which have been granted to the Company; and

“Licences Out” means the licences of Intellectual Property which have been granted by the Company to any third party.

23.2	The Business IP comprises all Intellectual Property necessary for the Company to carry on the Business {after Completion in all respects in the same way run by the Seller as at the Financial Statements Date and at the date of this Agreement.

23.3	The Company is not party to any agreement or otherwise subject to any duty which restricts the use of any Business IP.

23.4	All licence fees and royalty payments relating to the use of the Business IP have been paid in full and no claim for unpaid sums is outstanding or expected.

23.5	There have been no acts or omissions which would prejudice the rights of the Buyer to enforce the Business IP and all transactions relating to the Business IP have been registered accurately, promptly and within the applicable time limits.

23.6	The Company has taken all measures consistent with current industry standards, but in any case no less than reasonable measures, to protect the proprietary nature of each item of the Business IP and to maintain in confidence all trade secrets and confidential information comprising a part thereof.

23.7	Other than the Licences Out, the Company has not granted or is obliged to grant any licence, assignment, Encumbrance, consent, undertaking or other right in respect of the Business IP, has agreed to any restriction on use or non-use, has agreed to any disclosure obligation or has entered into any co-existence agreement in respect of the Business IP.

23.8	None of the Business IP will be adversely affected by the transactions contemplated by this Agreement.

23.9	The Company is not party to a confidentiality or other agreement and is not otherwise subject to any duty which restricts the free use or disclosure of information or of any Business IP.

23.10	The Company is not a member of or party to any patent pool, industry standards body, trade association or other organisation pursuant to the rules of which it is obliged to licence any of the Business IP to any person.

23.11	Each Employee, Former Employee and Contractor has executed a valid and binding written agreement expressly assigning to the Company all right, title and interest in any Intellectual Property invented, created, developed, authored, conceived or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company, and has waived all moral rights in relation to the above to the extent legally permissible.

23.12	The Company has not received any support, funding, resources or assistance in relation to Business IP from any governmental or quasi-governmental agency, authority or funding source.

23.13	True, complete and accurate particulars of the Owned IP are Disclosed.

23.14	All of the Owned IP is legally, beneficially and exclusively owned by the Company free from all licences and Encumbrances.

23.15	All of the Owned IP that is capable of registration has been duly registered or is the subject of an application for registration and all renewals and extensions have been made and all application, filing, registration, renewal and other fees payable in respect of the Owned IP on, before or within 90 days after the date of this Agreement have been paid.

23.16	All of the Owned IP is valid and enforceable and nothing has been done or omitted to be done by which it may cease to be valid and enforceable.

23.17	True, complete and accurate details of the Licences In and Licences Out are Disclosed. The parties to such licences have not agreed to vary any terms of such licences.

23.18	The Licences In and Licences Out are valid, binding and in force and none of them is or has been breached by the Company or by any other party to them.

23.19	No disputes have arisen or are foreseeable in connection with the Licences In or Licences Out.

23.20	None of the Licences In or Licences Out will be adversely affected by the transactions contemplated by this Agreement.

23.21	All of the Licences In and Licences Out have been registered accurately, promptly and within the applicable time limits.

23.22	No circumstances exist which would give rise to any breach of any Licence In or Licence Out or to any such licence being terminated, suspended, varied or revoked without the consent of the Company (other than termination without cause upon notice in accordance with the terms of the agreement).

23.23	None of the Business IP and none of the operations of the Company infringes, have infringed or are likely to infringe, the Intellectual Property of a third party.

23.24	No claim has been made by a third party which alleges that any of the operations and/or products and/or services of the Company infringe, have infringed or are likely to infringe the Intellectual Property of a third party or which otherwise disputes the right of the Company to use the Business IP and there are no circumstances which are likely to give rise to such claim or dispute.

23.25	No third party is infringing, has infringed or is likely to infringe the Business IP.

23.26	No claim has been made by the Company which alleges that a third party (including any Former Employee or contractor of the Company) is infringing, has infringed or are likely to infringe, the Business IP and there are no circumstances which are likely to give rise to such claim or dispute.

23.27	None of the Business IP is the subject of any opposition, invalidation, revocation or cancellation proceedings or counterclaim or any other proceeding or counterclaim (including any litigation, arbitration or other dispute resolution mechanism) concerning its validity, enforceability or the Company’s title to such right. No such proceedings have been threatened and the Company has not received any notice relating to such proceedings in the three years prior to the date of this Agreement. No fact or circumstance exists which might give rise to a proceeding of that type.

23.28	The Company has not issued any opposition, invalidation, revocation or cancellation proceeding or any other proceeding or counterclaim (including any litigation, arbitration or proceedings pursuant to any other dispute resolution mechanism) concerning the validity, enforceability or title to any Intellectual Property of any third party.

24.	Confidential Information

24.1	The Company does not use any processes and is not engaged in any activities which involved the misuse or alleged misuse of any Confidential Information belonging to any third party. No claim has been made by any person that the Company has misused any Confidential Information.

24.2	The Seller is not aware of any actual or alleged misuse by any person of any Confidential Information.

24.3	The Company has not disclosed to any person any Confidential Information except where such disclosure was properly made in the normal course of the Business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of any Confidential Information and is restrained from further disclosing or using it other than for the purposes for which it was disclosed by the Company.

24.4	Confidential Information used by the Company is kept strictly confidential. The Company operates and fully complies with procedures which maintain such confidentiality, and such confidentiality has not been breached.

25.	Information Technology

25.1	In these paragraphs (Information Technology):

“IT Contracts” means all arrangements and agreements under which any third party (including without limitation source code deposit agents) provides any element of or services relating to the IT System, including leasing, hire purchase, licensing, support, maintenance and services agreements and whether such services are provided remotely or in person;

“IT System” means all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documents) owned, used, leased or licensed by the Company; and

“Open Source Software” means any software licensed under any form of open-source licence including, but not limited to, licences meeting the Open Source Initiative’s open source definition as set out at http://opensource.org/docs/osd.

25.2	True, complete and accurate particulars of the IT System and all IT Contracts are Disclosed.

25.3	The Group owns the IT System free from Encumbrances.

25.4	The IT System comprises assets which are controlled by the Group only and do not include third party “cloud computing” systems, such as “software as a service” or “infrastructure as a service” components.

25.5	The Company has obtained all necessary rights from third parties to enable them to make exclusive and unrestricted use of the IT System.

25.6	The IT Contracts are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such IT Contract.

25.7	All royalties, licences fees, usage fees and other amounts payable in respect of the IT Systems have been paid when due.

25.8	There are and have been no claims, disputes or proceedings arising or threatened under or in connection to any IT Contracts.

25.9	None of the IT Contracts is liable to be terminated or otherwise materially affected by the sale of the Shares and the Seller has no reason to believe that any IT Contracts will not be renewed on the same or substantially the same terms when they expire.

25.10	The Company is not using any IT Systems that infringe any rights of any third parties. The Company has not received notice and is not aware of any actual or threatened claim that its use of or benefit from any IT Systems is invalid or infringes any rights of any third party.

25.11	The Company has possession or control of the source code of all software (other than off-the-shelf software) in the IT System or has the right to gain access to that code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents commonly used in the applicable jurisdiction in which the software is used by the Company.

25.12	The elements of the IT System:

25.12.1	are functioning properly and in accordance with all applicable specifications;

25.12.2	are not defective in any respect and have not been materially defective or materially failed to function during the last three years;

25.12.3	do not contain any software virus or any unauthorised code (including, without limitation, any worm, Trojan horse, logic bomb or other malware) and have not in the three years before the date of this Agreement been infected by any such software virus or unauthorised code, or accessed by any unauthorised person;

25.12.4	do not contain any Open Source Software;

25.12.5	have not been subject to any denial of service or distributed denial of service attack;

25.12.6	have sufficient capacity and performance to meet the current and foreseeable business requirements of the Group;

25.12.7	include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT System without the need for further assistance; and

25.12.8	have been satisfactorily and regularly maintained and have the benefit of appropriate maintenance and support agreements, true, complete and accurate particulars of which are Disclosed.

25.13	The Company has implemented appropriate organisational and technical safeguards (including in relation to off-site working where applicable) to ensure the security of the IT System and the confidentiality and integrity of all data stored in it. Such safeguards are in accordance with all applicable law and good industry practice and include, without limitation:

25.13.1	the use of effective anti-virus software which is updated daily;

25.13.2	the application of all security patches to the IT System within one week from the release of such patches;

25.13.3	the use of a firewall; and

25.13.4	the use of network intrusion monitoring software.

25.14	The Company has in place a disaster recovery plan (including backing up data) which is fully documented and would enable the business of the Company to continue if there was significant damage to or destruction of some or all of the IT System.

25.15	All websites, apps and other internet and e-commerce platforms of the Company comply in all material respects with applicable laws.

26.	Data Protection

26.1	In these paragraphs (Data Protection):

“Data Protection Law” means any privacy, data security, electronic marketing or data protection laws that are applicable (whether by contract or as a matter of law) to

(a)	the Company;
(b)	any data collected, stored, transmitted, transferred, handled or otherwise processed by the Company; or
(c)	any service provided by the Company;

“Data Protection Authority” means the Data Protection Commission or any other data protection or other competent governmental authority responsible for enforcing Data Protection Law;

“DP Notice” means:

(a)	any information, prohibition, enforcement or similar notice or direction or any notice alleging non-compliance with Data Protection Law issued by a Data Protection Authority to the Company;
(b)	a communication from a Data Protection Authority indicating that it is investigating or auditing the Company’s operations or proposes to take or is considering taking, enforcement action under Data Protection Law against the Company;
(c)	a complaint from an individual alleging non-compliance by the Company or a DP Supplier with Data Protection Law, regardless of whether such complaint is made to the Company or to the Data Protection Authority;
(d)	any written DP communication alleging non-compliance by the Company or one of its DP Suppliers with any Security Requirements; or
(e)	a data subject access request pursuant to Data Protection Law;

“DP Supplier” means any third party supplier or service provider that, pursuant to a contract with the Company or one of the Company’s sub-contractors of any tier, collects, stores, transmits, transfers, handles or otherwise processes personal data on behalf of the Company;

“Security Incident” means where any data collected, stored, transmitted, transferred, handled or otherwise processed by the Company is subject to or was suspected to have been subject to any accidental, actual or threatened unauthorised access, alteration, disclosure, destruction, deletion, corruption, loss of control, loss of accessibility or loss of integrity; and

“Security Requirements” means:

(a)	the security and data control obligations under Data Protection Law;
(b)	the security and data control requirements of any accreditation or certification maintained by the Company; and
(c)	the security and data control obligations of the Company under any contract to which it is a party.

26.2	The Company has in all respects complied with Data Protection Law.

26.3	The Company has at all times had in place and continues to have in place all registrations required by Data Protection Law. True, complete and accurate details of all registrations of the Group Companies whether as a data controller or data processor (or equivalent) are Disclosed.

26.4	The Company has not in the three years before the date of this Agreement received any DP Notice nor been the subject of a Security Incident.

26.5	There are no circumstances which might give rise to the Company receiving a DP Notice or becoming the subject of a Security Incident.

26.6	The Company’s data control, security and processing systems and processes for collecting, storing, transmitting, transferring, handling and otherwise processing personal data are compatible and compliant with the Security Requirements.

26.7	The Company’s contracts with each DP Supplier are compatible and compliant with the Security Requirements and Data Protection Law.

27.	Employment

27.1	In these paragraphs (Employment):

“Transfer Regulations” means the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003.

27.2	The name of each Director is set out in Schedule 2. No Director is subject to a restriction or disqualification order or undertaking under any applicable laws.

27.3	There are Disclosed true, complete and accurate:

27.3.1	particulars of each Employee and the principal terms of their contract including their:

(A)	date of commencement of service;

(B)	title;

(C)	job description;

(D)	tenure;

(E)	current remuneration (including but not limited to wages, bonuses, allowances, overtime payments, shift premium and other payments and benefits);

(F)	the type of contract (whether full or part-time or other); and

(G)	notice period (or if a fixed term, the expiry date of the fixed term and details of any previous renewals);

27.3.2	details of each Employee’s hours of work, overtime arrangements, rates of overtime pay, patterns of overtime worked in the three years preceding the date of this Agreement;

27.3.3	details of all Employees who are on secondment, maternity, paternity, adoption, parental, carers or other leave or who are absent due to ill-health or for any other reason;

27.3.4	details of all benefits, bonus schemes, commission plans, share option schemes or share award plans and other incentive schemes of the Company, including details of the individuals they apply to, payments made in the most recent financial year and maximum and estimated payments made or to be made in the current financial year and in future under each plan;

27.3.5	details of all educational courses undertaken by Employees, the costs of which are to be paid for by the Company, including the name of the Employee attending the course, the costs of the course, how much is yet to be paid and details of what steps will be taken if the Employee leaves the employment of the Company;

27.3.6	copies of all contracts of employment of each Employee and all policies and other documents which apply to any Employee; and

27.3.7	copies of all agreements with any trade union, employee representative or body of Employees (whether binding or not) and details of any unwritten agreements or arrangements which may affect any Employee.

27.4	True, complete and accurate particulars of all arrangements in place under which Contractors are currently engaged to provide services to the Company with details of the average number of such individuals who have provided services to the Company in the three years before the date of this Agreement and copies of policies and other documents which apply to any supplier of services have been Disclosed.

27.5	No Employee has in the 12 months before the date of this Agreement given or is under notice of termination or under threat of termination.

27.6	True, complete and accurate details of all claims pending, threatened or (to the best of the knowledge of the Seller) capable of arising against the Company by any Employee, Former Employee or Contractor have been Disclosed.

27.7	Every Employee who requires permission to work in Ireland has current and appropriate permission to work in Ireland.

27.8	No offer of employment or engagement has been made by the Company that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

27.9	No person is currently seconded by or to the Company. The Company is not under any obligation to have any person seconded by it or to it.

27.10	There are no sums owing to any Employee, Former Employee or Contractors, whether for salary, holiday pay, fees or otherwise, other than remuneration accrued for not more than one month or for reimbursement of business expenses. There are no loans to any Employee, Former Employee or any Contractors. There are no debts owed to the Company by any Employee, Former Employee or Contractors at the date of this Agreement.

27.11	All contracts between the Company and its Employees are terminable at any time on not more than three months’ notice without compensation (other than any compensation payable by law) or any liability on the part of the Company other than wages, commission or pension.

27.12	No redundancy policy exists for the Company and there are no circumstances which could give rise to a claim by Employees for enhanced redundancy, severance or termination payments whether by virtue of custom or practice or otherwise.

27.13	In the three years before the date of this Agreement, the Company has not given or has been required to give notice of any redundancies to the Minister for Jobs, Enterprise and Innovation or started or been required to give notifications to or start consultations with any employees’ representatives under:

27.13.1	any applicable laws in connection with any collective redundancies; or

27.13.2	the Transfer Regulations in connection with the transfer of an undertaking.

27.14	The Company has not received or issued any request for the establishment of employee information and consultation arrangements under any applicable law or otherwise.

27.15	None of the Employees or Former Employees has had their contract of employment transferred to the Company from another employer in circumstances where the Transfer Regulations applied and such Employees or Former Employees were entitled to defined benefit occupational pension scheme rights in respect of their employment before such transfer to the Company.

27.16	Except as provided or allowed for in its balance sheet:

27.16.1	no liability has been incurred by the Company for breach of any contract of service or contract for services, redundancy payments, compensation for wrongful dismissal, unfair dismissal or discriminatory dismissal or breach of any law or failure to comply with any order for the reinstatement or re-engagement of any Employee or Former Employee; and

27.16.2	no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment or contract for the supply of services of any Former Employee, Employee or Contractor.

27.17	The Company has complied with all recommendations made by any court or employment tribunal.

27.18	The Company is not involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union or other group or organisation representing any Employee or Former Employee and there is nothing likely to give rise to such a dispute or claim.

27.19	The Company has not entered into any recognition or other agreement with a trade union, received any request from a trade union for recognition in the last three years or, so far as the Seller is aware, carried out any act which may be construed as giving a trade union any legal entitlement in relation to recognition.

27.20	The Company has not in the 12 months before the date of this Agreement altered or made any proposal to alter any of the terms of employment of any Employee or increased or proposed to increase the aggregate level of remuneration payable to any Employee by more than 10%.

27.21	The Company has complied in all material respects with all applicable laws, policies, codes of conduct, codes of practice, collective agreements, customs and practices relevant to Employees, Former Employees, their representatives or trade unions and has maintained current, adequate and suitable records in that regard.

28.	Health & Safety

28.1	In these paragraphs (Health & Safety):

“Competent Body”, “Proceedings” and “Sanction” have the meaning given to them in paragraph 8 of Part 2 of this Schedule 7;

“Health and Safety Law” means all applicable laws which relate to the health and safety of those that work for the Company or could be affected by the Business and which are in force or enacted as at the date of this Agreement or which were in force at an earlier date and are no longer in force but under which the Company has or had obligations and liabilities; and

“Place of Work” includes any place or any part of any place (whether or not within or forming part of a building or structure), land or other location at, in, upon or near which work is carried on by the Company whether occasionally or otherwise.

28.2	The Company has complied with Health and Safety Law and has not notified or been required to notify a Competent Body of any accidents or incidents at any Place of Work and there are no facts of circumstances that may lead to any breach of or liability under Health and Safety Law or any claim in respect of the health and safety of any person.

28.3	The Company has not been the subject of an investigation or Sanction by a Competent Body, restricting or prohibiting the carrying out of work at any Place of Work.

28.4	The Company has not been a party to and there is no threat of any investigations or Proceedings for breach of Health and Safety Law and there are no facts or circumstances that may lead to any such investigations or Proceedings.

28.5	The Company has not received any enforcement, prohibition, stop, remediation, improvement notice or any other notice from or been subject to any civil sanction imposed by any Competent Body with regard to any breach of Health and Safety Law and there are no facts or circumstances which may lead to such notice or civil sanction being imposed by a Competent Body.

29.	Properties

29.1	In these paragraphs:

“Building Control Acts” means the Building Control Acts 1990 to 2014 and any laws from time to time made, issued or under any such Act or Acts and every statutory modification and re-enactment of the foregoing, for the time being in force;

“Current Use” means the use of each of the Properties as set out in Part 1 of Schedule 9;

“Family Law Acts” means the Family Home Protection Acts 1976, the Family Law Act 1981, the Judicial Separation and Family Law Reform Act 1989, the Family Law Act 1995, the Family Law (Divorce) Act 1996, the Civil Partnership and Certain Rights and Obligations of Cohabitants Act 2010 and the Marriage Act 2015;

“Good Marketable Title” means a title of a quality commensurate with prudent standards of current conveyancing practice in Ireland;

“Planning Acts” means the Local Government (Planning and Development) Acts 1963 to 1999 and the Planning and Development Acts 2000 to 2019 and any laws from time to time, made or issued under any such Act or Acts and every statutory modification and re-enactment of the foregoing, for the time being in force; and

“Previously-owned Land and Buildings” means any land and buildings that have, at any time before the date of this Agreement, been owned, leased or licensed (under whatever tenure) and/or occupied and/or used by the Company or which the Company had a right to occupy and/or use, but which are either no longer owned, occupied or used by the Company, or are owned, occupied or used by the Company but pursuant to a different lease, licence, transfer or conveyance.

29.2	The Properties comprise all the lands and buildings owned, occupied or used by the Group or in which the Company has any estate, right, title or interest and Schedule 9 contains full and accurate particulars of the estate, right, title or interest of the Company to the Properties and the description of the Properties contained in Part 1 of Schedule 9 is a sufficiently accurate and complete description of the Properties for the purpose of an assurance mortgage or charge thereof.

29.3	The Company has no right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

29.4	The Company has not given any guarantee or indemnity for any liability relating to any of the Properties, any Previously-owned Land and Buildings or any other land or buildings.

29.5	The Company is the sole legal and beneficial owner of the Properties set opposite its name in Part 1 of Schedule 9 and has a Good Marketable Title to the said Properties for the tenure specified in Part 1 of Schedule 9.

29.6	Documentation to the Properties

29.6.1	All original deeds and documents necessary to prove title to the Properties are in the possession of the Group and not held to the order of any other person or are in the possession of a person other than the Group and held to the order of the Group and those deeds and documents have been fully stamped and where appropriate have been adjudicated duly stamped by the Revenue Commissioners and there are no deeds or documents of title in relation to the Properties which require to be registered in the Land Registry or Registry of Deeds or in any other registry which have not been so registered.

29.6.2	In relation to each lease under which the Properties are held, the Group has in its possession:

(A)	copies of all assignments of the lease;

(B)	evidence of the current rent payable under the lease; and

(C)	in the case of a lease which is less than fifteen years old or any occupational lease meaning any lease for a term less than 99 years, or any licence or other occupational arrangement, satisfactory evidence of the lessor’s or licensor’s title to grant the lease, licence or other occupational arrangement.

29.6.3	The Group has in its possession all material documentation (including notices under part 4 of the Landlord and Tenant (Amendment) Act 1980 and all landlord’s consents) relating to any works carried out on or to any Properties held under lease by or at the expense of the Company or its or their predecessors in title or any changes of use of any of the Properties.

29.7	Title to Properties

29.7.1	Where title to the Properties is registered land, the Company is the registered owner in the Land Registry, with absolute title or good leasehold title.

29.7.2	Where title to the Properties is unregistered no event has occurred in consequence of which compulsory registration of the title of any of the Properties or any part of the Properties should have been, but has not been, effected under the Registration of Title Act 1964.

29.8	There are no insurance policies relating to any issue of title affecting any of the Properties.

29.9	There is no circumstance that could render any transaction affecting the title of the Company to any of the Properties liable to be set aside under the Personal Insolvency Acts 2012 to 2015, the Bankruptcy Acts 1988 to 2015 or the Companies Act 2014.

29.10	There are no burdens affecting all or any part of the Properties which are capable of affecting registered land without registration by virtue of section 72 of the Registration of Title Act 1964.

29.11	None of the Properties is affected by the provisions of the Family Law Acts.

29.12	None of the Properties (or the proceeds of sale from them) or any of the title deeds relating to the Properties is subject to any agreement, claim or commitment to give or create any:

29.12.1	Encumbrance;

29.12.2	trust or equitable interest of whatever nature howsoever arising;

29.12.3	rent-charge, annuity or other outgoings other than the rates, water rates, refuse charges and other charges;

29.12.4	monetary claims or liabilities whether contingent or otherwise howsoever arising; or

29.12.5	agreement for sale, contract, option, right of pre-emption or right of first refusal, right to acquire, right of termination or similar right howsoever arising (save for any usual forfeiture provisions contained in the Leases described in paragraph 29.39 below).

29.13	Where any such matters as are referred to in paragraph 29.12 have been disclosed in Part 2 of Schedule 9 or Disclosed the obligations and liabilities imposed and arising thereunder have been fully and promptly observed and performed and any payments due and payable have been paid.

29.14	The Group is entitled to and is in possession and exclusive occupation of the Properties and no person other than the Group is entitled to or is in possession or occupation or has any estate, right, title or interest in the Properties or any part of the Properties and none of the Properties or any part of the Properties is affected by or the subject of any lease, sub lease, tenancy, licence, agreement or arrangement relating to the occupation or use by any person other than the Group.

29.15	There is appurtenant to the Properties all rights, easements and facilities necessary for their present use and continued enjoyment and no person is entitled or has threatened to terminate, curtail or interrupt any such rights, easements or facilities.

29.16	Each “Development” (within the meaning of the Planning Acts), carried out to or on or otherwise affecting all or any part of the Properties complies in all respects with the Planning Acts, the Building Control Acts, the Fire Services Acts 1981 and 2003, all regulations made under the Acts referred to in this paragraph and all other applicable laws. All permissions and consents required have been duly obtained and are in full force and effect. All conditions have been fully complied with and promptly performed. No such permission or consent is temporary or personal. There are no circumstances which may lead to the withdrawal or revocation of any such permission or consent. The Current Use of each of the Properties is the permitted lawful use for the purposes of the Planning Acts.

29.17	There is no threatened or outstanding notice, order or certificate (whether issued under or pursuant to any law or otherwise howsoever arising) in relation to or affecting all or any part of the Properties (including, without prejudice to the generality of the above, any closing order, demolition order, clearance order, special amenity order, preservation order, conservation order, warning notice, enforcement notice, derelict site notice, vacant site notice, improvement notice, or prohibition notice) and, to the best of the information, knowledge and belief of the Seller there are no circumstances which are likely to give rise to any such notice, order or certificate.

29.18	None of the Properties or any part of the Properties, nor the Company as owner or occupier thereof, is affected by nor, to the best of the information, knowledge and belief of the Seller, are any of the Properties or any part of the Properties likely to be affected by, any of the following matters:

29.18.1	any exception, reservation, stipulation, restriction, burden, inhibition, covenant, obligation, condition, easement, quasi-easement, profit-a-prendre, licence, wayleave, right or privilege of whatever nature howsoever arising which is of an unusual or onerous nature or which conflicts with or adversely affects or may conflict with or adversely affect the Current Use of any of the Properties or any part of the Properties or which adversely affects or may adversely affect the title to or value of any of the Properties or any part of the Properties and there is no agreement or commitment to give or create any of the above and no person has claimed to be entitled to any of the above;

29.18.2	any proposal or order for the compulsory acquisition or requisition of the whole or any part of any of the Properties or any access to or egress from them or for the modification of any planning permission in respect of the Properties or for the discontinuance of any use of the Properties or for the imposition of any fine or penalty in relation to the Properties;

29.18.3	any provision in any development plan or proposal in any draft development plan restricting or regulating the use or development of the Properties;

29.18.4	any outstanding planning application or appeal;

29.18.5	any compensation received or receivable as a result of any refusal of any application for planning permission or the imposing of any restriction in relation to any planning permission or the modification or withdrawal of any planning permission or any claim or agreement in respect of any of the above;

29.18.6	any agreement or arrangement restricting or regulating the Current Use or proposed use or development of any of the Properties or any part of the Properties;

29.18.7	any commutation or agreement for the commutation of rent or payment of any rent in advance of the due dates and payment thereof; or

29.18.8	any outstanding or threatened dispute, claim, demand or litigation or arbitration proceedings.

29.19	None of the Properties or any part of the Properties, nor the Company as owner or occupier, enjoys precariously any right, easement or privilege the withdrawal or cessation of which would adversely affect the Current Use of any of the Properties or the extent of such use or which affects or might in the future affect the value of any of the Properties or any part of the Properties.

29.20	All covenants, obligations, conditions, agreements and restrictions of whatever nature howsoever arising affecting any of the Properties have been duly performed and observed and the Company has not received any notice of any outstanding or alleged breach or failure to perform any covenant, obligation, condition, agreement or restriction, and to the best of the information, knowledge and belief of the Seller, there are no circumstances which may lead to any notice being served.

29.21	The Company has not (nor has anyone on its behalf) expressly or impliedly waived any breach by any person of any covenant, agreement, restriction, stipulation or obligation relating to any of the Properties, or of which any of the Properties has the benefit.

29.22	All outgoings of whatever nature in respect of the Properties have been paid in full on the due dates for payment.

29.23	All buildings and other structures on or under the Properties are in good and substantial repair and condition and fit for the purposes for which they are presently used and no substance or material which is deleterious, defective or a risk to health or safety has been used in the construction of, or in any alterations or additions to, any buildings or structures on or under the Properties and no method of construction not in accordance with currently accepted good building practice was used in the construction of, or in any alterations or additions to, any of the buildings or structures on or under any of the Properties.

29.24	Where any works have been carried out in respect of any of the Properties within the last six years the Company holds collateral warranties from (or has building contracts and letters of appointment with) the contractor, architect, engineers (structural and mechanical and electrical) and any other parties responsible for design, and all such contractors, architects, engineers or other designers have constructed and designed the works on terms which are generally acceptable in the property market and none of such contractors, architects, engineers or other designers, so far as the Seller is aware, has been wound up, is in liquidation or is subject to the appointment of a receiver, manager, examiner or other similar officer. The Company has a royalty-free licence to use all drawings for such works for the repair, maintenance, renewal, extension or variation of the works.

29.25	None of the Properties is subject or susceptible to flooding, subsidence, mining activities, structural defects, defects in the drains and services from time to time serving the Properties or dry rot, wet rot, rising damp or any infestation.

29.26	The means of access to and egress from the Properties are over roads which have been adopted by the local authority and are maintainable at public expense.

29.27	The Properties are served by drainage, water and electricity services and all other necessary utilities, all of which are connected to the mains by media located entirely on, in or under the Properties or by media elsewhere in respect of the use of which the Company and those deriving title from it have and will continue to have a permanent easement free from any onerous or unusual conditions and the passage and provision of those services is uninterrupted and no interruption of such a passage or provision is imminent or likely and the Company has a full and uninterrupted right to enter on any adjoining lands and premises for the purposes of repairing and maintaining all pipes, sewers, wires, cables, conduits and other conducting media serving each of the Properties.

29.28	The Company has complied in all material respects with all obligations and requirements arising from or under any statutory provision or imposed under powers conferred on any authority or court of competent jurisdiction relating to or affecting the Properties and their Current Use.

29.29	No building or structure upon any of the Properties is a “multi-storey building” within the meaning of the Local Government (Multi-Storey Buildings) Act 1988.

29.30	None of the Properties are affected by section 238 of the Companies Act 2014 or section 29 of the Companies Act 1990.

29.31	There are no transactions on title to any of the Properties which are affected any law relating to competition, merger or anti-trust.

29.32	None of the Properties or any part of the Properties comprises a “derelict site” within the meaning of the Derelict Sites Act 1990 and the Company has not received any notice of any proposal to register any of the Properties or any part of the Properties on the derelict sites register.

29.33	None of the Properties or any part of the Properties comprises a “vacant site” within the meaning of the Urban Regeneration and Housing Act 2015 and the Company has not received any notice of any proposal to register any of the Properties or any part of the Properties on any vacant sites register established pursuant to the said Act.

29.34	There are no matters which materially or adversely affect the title of the Group or the Company to any of the Properties or the value of any of the Properties or their continued use and enjoyment.

29.35	Any deeds, documents and information supplied for the purpose of deducing title to any of the Properties in connection with this Agreement are true, complete and accurate and the Company has not entered into any transaction affecting the title to, or use or value of, any of the Properties.

29.36	Any written replies given to Requisitions on Title or rejoinders or any other queries raised by the Buyer or the Buyer’s Solicitors or other advisers in relation to the Properties are true, complete, accurate and not misleading, in all respects.

29.37	There are no development works, redevelopment works or fitting-out works outstanding in respect of any of the Properties.

29.38	No dispute exists between the Company and the owner or occupier of any other property adjacent to or neighbouring the Properties, and the Seller does not expect, and are not aware of, any circumstances that may give rise to any such dispute after the date of this Agreement.

29.39	None of the Properties or any part of the Properties is held under any lease, fee farm grant, licence or other occupational or usage arrangement of any kind.

29.40	No part of the Properties are let, sub-let or subject to any licence or other occupational or usage arrangements (whether of a full time or intermittent nature) of any kind and the Group are in exclusive occupation of the entire of the Properties and entitled to vacant possession of the Properties.

30.	Environment

30.1	In these paragraphs (Environment):

“Authorisations” means any licence, consent, permit, authority or other authorisation relating to the Environment;

“Contaminant” means any material, substance, chemical, gas, solid, liquid, waste, effluent, polluting matter, noise or contaminant regulated by Environmental Law or which is capable of causing harm to the Environment;

“Environment” means:

(a)	any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, drains, servers, tanks, vessels and containers whether above or below ground level; and
(b)	all or any of the air (including without limitation the air within buildings and the air within other natural or non-made structures above or below ground), water, land and seabed and any living organisms or systems supported by those media including human, animal and plant life;

“Environmental Law” means all laws which relate to the Environment or Environmental Release and which are in force or enacted as at the date of this Agreement or which were in force at an earlier date, are no longer in force but under which the Company still has obligations and liabilities;

“Environmental Release” means:

(a)	pollution or contamination of the Environment;
(b)	the generation, manufacture, processing, handling, storage, distribution, use, treatment, removal, transport, disposal, release, spillage, deposit or discharge of Hazardous Substances;
(c)	the exposure of any person or other living organism to Hazardous Substances;
(d)	the creation of any noise, vibration, radiation, common law or statutory nuisance or other damage to or material adverse impact on the Environment; or
(e)	the emission of Greenhouse Gases, or energy use or supply of energy associated with or deriving from any such emission,

“Greenhouse Gases” means carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons, sulphur hexafluoride and other gaseous constituents of the atmosphere, both natural and anthropogenic, that absorb and re-emit infrared radiation; and

“Hazardous Substances” means any natural or artificial substance, organism, preparation or article that (alone or combined with another substance, preparation or article) is or may be harmful to the Environment or a living organism or which is prohibited or restricted under Environmental Laws (including any waste).

30.2	The Company complies with and has at all times complied fully with Environmental Law and has had and currently has and complies with all Authorisations required by Environmental Law.

30.3	The Seller is not aware of any circumstances that may cause the Company to be in breach of any Environmental Law or would so cause it to be in breach were it to remain the owner of the Group. The Seller is not aware of any circumstances affecting the Business that might justify the imposing of any requirement by a competent authority in accordance with that authority’s powers and obligations under the Environmental Law which would if the requirement were not complied with result in there being a breach of Environmental Law.

30.4	There are no past, pending or threatened proceedings, claims or actions against the Company brought under Environmental Law before any court arbitrator or other body which have had or which would in the event of a judgment decision ruling or order being unfavourable to the Business have an adverse effect on the financial or trading prospects of that business.

30.5	All Authorisations required for the lawful and safe conduct of the Business as carried on at the date of this Agreement have been obtained and maintained (including the meeting of any obligation to make payment in respect of the grant or subsistence of the Authorisations) by the Group and true, complete and accurate copies of them have been Disclosed.

30.6	There has been no breach of any terms or conditions of any of the Authorisations and the Seller is not aware of any reason why any of the Authorisations should be or may be (in whole or in part) revoked or amended.

30.7	No part of the Properties (including on, in, above or below ground or in groundwater or surface water) has been contaminated, or contains Contaminants, to any degree (whether by the deposit spillage disposal or leaching of any hazardous or toxic material or other pollutant or otherwise) and at present no part appears nor is there any reason why it should appear on any register or contaminated land maintained by any local authority and as a result of any contamination or Contaminants no part of the Properties represents a hazard to health or to the Environment and would not represent a hazard were the Properties developed or otherwise put to use in ways differing from the current operations carried on at the Properties.

30.8	There are no circumstances which may give rise or have in the past given rise to any liability in nuisance in respect of the Properties or the operation of the Business and the carrying on of that business has not interfered in any way with the extraction and use of ground water from aquifers and would not impede extraction at any time in the future.

30.9	No third party has committed any act which has resulted or may result in any liability being incurred by that third party in respect of nuisance caused in relation to the Properties or the Business.

30.10	True, complete and accurate copies of all reports, data, correspondence, investigations, surveys and other documents relevant to the application of Environmental Law to the Business and the Properties (including without limitation environmental audits environmental impact assessments and documents relating to hazardous or other waste) in the possession of the Company or the Seller in whatever form or medium have been Disclosed.

30.11	A brief history of the use by the Group and by others, of all real property owned or leased by the Company and true, complete and accurate lists of all storage tanks or facilities (whether above or below ground) for gasoline, oil or any other substance located on any real property owned or leased by the Company has been Disclosed.

30.12	There is no evidence of abandoned oil or gasoline storage on any real property owned or leased by the Company and no hazardous substances have been discarded, buried or otherwise disposed of by the Company or others on any of the Properties.

30.13	The Company has properly disposed of all hazardous substances by delivering those substances to a licensed hazardous waste removal contractor and has made all filings required by federal, state or other governmental authorities relating to the storage, use or disposal of hazardous substances, including, but not limited to, filings relating to hazardous waste transportation or disposal.

30.14	No electrical transformers or other equipment containing PCBs are or have been located on any real property owned or leased by the Company during the periods which the Company owned or leased such property or by others during any other periods.

30.15	The Seller has no knowledge of and have not received any notice concerning any investigation of or any claim alleging:

30.15.1	any release or threat of release of any Hazardous Substances or oil on or from any real property owned or leased by the Company or the need for any assessment, containment or removal related to any such release; or

30.15.2	the presence of Hazardous Substances or oil on any real property owned or leased by the Company caused by leaching or migration of such substances from any other property.

30.16	The Company has not received any notice concerning any investigation of or any claim alleging the need for an environmental assessment of or any environmentally-related work, repairs, construction, alterations, or installations related to the Business nor has the Seller any reason to believe that there is such a need.

30.17	No Contaminants are stored or contained on or under any of the Properties whether in storage tanks, land fills, pits, ponds, lagoons or otherwise.

31.	Competition

31.1	The Company has never been a party to any agreement, decision or concerted practice or is or has been carrying on any practice which in whole or in part contravenes or is invalidated by any anti-trust, fair trading, consumer protection or similar legislation in any jurisdiction where the Company has assets or carries on business or in respect of which any filing, registration or notification was required or is advisable pursuant to such legislation (whether or not such notification, registration or notification has in fact been made).

31.2	The Company has not committed or is committing any abuse of a dominant position which it held or holds in any jurisdiction where the Group has assets or carries on business.

31.3	The Company has not received or is in the process of receiving state aid from any EU Member State contrary to articles 107 to 109 of the Treaty on the Functioning of the European Union (“TFEU”) or is the subject of any decision or anticipated decision by the European Commission or any court in connection with any state aid under articles 107 to 109 TFEU.

31.4	Neither the Company nor any Employees or Former Employees are being or have been the subject of any investigation, enquiry, report, decision or proceedings by any anti-trust or governmental authority or court in any jurisdiction nor are any of them affected by any investigation, enquiry, report, decision or proceedings where the Company has assets or carries on business and there are no circumstances likely to give rise to any such investigation, enquiry, report, decision or proceedings.

31.5	The Company has not applied for or is currently applying for, and, so far as the Seller is aware, no Employee has applied for or is currently applying for, any immunity from prosecution or leniency arising out of or in relation to any actual or alleged breach of any anti-trust law in any jurisdiction where the Company has assets or carries on business.

31.6	The Company has never been party to any transaction which was notifiable or which is notifiable to (or which was or is reasonably advisable to have been or to be notified to) any merger control authority in any jurisdiction where the Company has assets or carries on business and the Company has not been party to any transaction which has been the subject of any merger control finding or decision.

32.	Compliance with anti-corruption law

32.1	In these paragraphs (Compliance with anti-corruption law):

“Anti-Corruption Law” means any applicable laws which regulate or prohibit bribery or corruption.

32.2	Without prejudice to paragraph 4 (Compliance with laws) of Part 2 of this Schedule 7:

32.2.1	the Company has never been at any time engaged in any activity, practice or conduct which would constitute an offence under Anti-Corruption Law;

32.2.2	no person (including a director, officer, employee, consultant, supplier of goods or services, agent or other business associate of the Company) who performs or has performed services for or on behalf of the Company is engaging or has engaged in any activity, practice or conduct which would constitute an offence under Anti-Corruption Law;

32.2.3	the Company has and at all material times had in place adequate procedures (in line with the guidance published by the Secretary of State in the United Kingdom under section 9 of the UK’s Bribery Act 2010) to prevent all persons (including directors, officers, employees, consultants, suppliers of goods or services, agents or other business associates of the Company) who perform or have performed services for or on behalf of the Company from undertaking any such conduct;

32.2.4	neither the Company nor any person (including a director, officer, employee, consultant, supplier of goods or services, agent or other business associate) who performs or has performed services for or on behalf of the Company is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under Anti-Corruption Law, and no such investigation, inquiry or proceedings have been threatened or are pending, and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings; and

32.2.5	the Company is not ineligible under any law to be awarded any contract or business of any kind.

33.	Pensions

33.1	In these paragraphs (Pensions):

“Defined Benefit Scheme” means each Pension Scheme which is a defined benefit scheme within the meaning of the Pensions Act 1990;

“Defined Contribution Scheme” means each Pension Scheme which is a defined contribution scheme within the meaning of the Pensions Act 1990 (and a defined contribution section of a Pension Scheme (if any));

“Pension Schemes” means each of the existing pension and death benefit schemes of the Company;

“PRSA Arrangement” means the personal retirement savings account (as defined in the Pensions Act 1990) established with [provider] [and signed for and on behalf of the Company by [date]] true, complete and accurate details of which have been Disclosed.];

“Related Benefit Schemes” means each of the sickness, permanent health, disability or related benefit schemes of the Company; and

“Valuation” means the latest actuarial valuation of each Defined Benefit Scheme.

33.2	A true, complete and accurate list and a fair summary description of all of Pension Schemes and Related Benefit Schemes have been Disclosed.

33.3	With the exception of the Pension Schemes, [the PRSA Arrangement] and the Related Benefit Schemes:

33.3.1	the Company does not operate or contribute to any actual retirement, death, sickness, disability or other benefit schemes, and the Company has not proposed to establish or contribute to any such schemes;

33.3.2	the Company has no present, future or contingent obligations (including, without limitation, any obligation established by custom or contained in any contract or agreement (including without limitation, any union or collective agreement)) in respect of the retirement, death or disability of any person (including without limitation, any part-time or fixed term employee);

33.3.3	the Company is not currently paying, or has promised to pay, any pension, sickness or disability gratuities; and

33.3.4	the Company has not at any previous time contributed to any scheme, policy or arrangement which had as its purpose or one of its purposes the provision of pension, death, disability, sickness or related benefits.

33.4	The Pension Schemes are exempt approved schemes within the meaning of section 774 of TCA 1997, and there is no reason why such exempt approved status might be withdrawn. The documents referred to at paragraph 33.5.1 and 33.5.2 are up to date and satisfactory to ensure continued treatment of the Pension Schemes as exempt approved schemes as aforesaid.

33.5	There is Disclosed a true, complete and accurate:

33.5.1	copy of all the trust deeds, rules, policies, agreements relating to investment management or custody, latest annual report and accounts and other material documents constituting and governing the Pension Schemes[, the PRSA Arrangement] and Related Benefit Schemes;

33.5.2	copy of all explanatory booklets, announcements and other communications to employees relating to the Pension Schemes[, the PRSA Arrangement] and Related Benefit Schemes;

33.5.3	list of all persons who are members of or entitled to benefit under each Pension Scheme and each Related Benefit Scheme together with all particulars necessary to establish their entitlements thereunder and, in the case of each Defined Contribution Scheme, a statement showing the value of the assets of the Pension Schemes referable to each of the employees and officers of the Company;

33.5.4	copy of the Valuation together with any subsequent actuarial advice, actuarial funding certificates, certificates given pursuant to section 55 of the Pensions Act 1990 and any funding proposals pursuant to part 4 of the Pensions Act 1990;

33.5.5	list of those Employees and officers of the Company who will, if they remain in service, become eligible for membership of each Pension Scheme and each Related Benefit Scheme for pension, death or disability benefits; and

33.5.6	copy of or evidence of approval of each Pension Scheme by the Revenue Commissioners.

33.6	The documents relating to each Pension Scheme and each Related Benefit Scheme is up to date and reflects its terms as operated in practice and as announced to employees and members. The Company has no obligation to any person under the Pension Schemes or Related Benefit Schemes except under the documents referred to in paragraphs 33.5.1 and 33.5.2.

33.7	Each Pension Scheme (or section thereof) which is a Defined Contribution Scheme was established as such, was not established in succession to, and has not previously been converted from, a Defined Benefit Scheme, and no assurance, promise or guarantee (oral or written) has been made or given to any person entitled or contingently entitled to benefit under any such Pension Scheme that any particular rate, level or amount of benefits (other than insured lump sum death in service benefits) would be provided to or in respect of him under the Pension Scheme.

33.8	In relation to each Defined Benefit Scheme:

33.8.1	the actuaries who signed the Valuation are the current actuaries to the Pension Scheme;

33.8.2	the benefits on which the actuaries based the Valuation and the benefits payable under the Pension Scheme were the same in all material respects and there have been no changes in the benefits payable since the effective date of the Valuation;

33.8.3	the information supplied to the actuaries for the purposes of preparing the Valuation was true, complete and accurate in all respects;

33.8.4	there are no factors which have caused or contributed to any deterioration in the level of funding of the Pension Scheme since the date of the Valuation;

33.8.5	nothing has occurred since the effective date of the Valuation which might cause the results of a valuation, if it was carried out at the date of this Agreement or at Completion, using the same actuarial methods and assumptions, to be worse than the results of the Valuation; and

33.8.6	on the basis of the actuarial methods and assumptions used in the Valuation, the assets of the Pension Scheme are at least 100% of the amount of its liabilities in respect of pensionable service completed or credited to the date of this Agreement making proper allowance for projected future increases in earnings up to normal retiring age and increases (whether or not payable pursuant to a legal obligation) to pensions in payment or in deferment.

33.9	[The PRSA Arrangement has at all times complied with all applicable law including without limitation the provisions of part 10 of the Pensions Act 1990. The Company has at all times complied with its obligations under part 10 of the Pensions Act 1990, including, without limitation, in respect of the provision of employee access to, notification to employees of and deduction of employee contributions and their payment to the PRSA Arrangement. The Company has never been liable and the Company has not promised to make employer contributions to the PRSA Arrangement in respect of any Employees or Former Employees.]

33.10	True, complete and accurate details of the rate at which the Company and its Employees contribute to the Pension Schemes and the Related Benefit Schemes and the frequency of such payment have been Disclosed. There is no obligation to increase such rate. All contributions in respect of the period up to the date of this Agreement have been paid and such contributions are not paid in arrears. Such contributions have been applied in accordance with the provisions of the Pension Scheme and the trusts upon which they are to be held. All actuarial, consultancy, legal and other fees, charges and expenses including taxation for which liability has arisen have been discharged. Each Employee and officer of the Company who is required to contribute to a Pension Scheme or who makes additional voluntary contributions to a Pension Scheme [or the PRSA Arrangement] has given a valid and effective consent in writing to the amount currently required to be or voluntarily paid to the Pension Scheme [or the PRSA Arrangement (as appropriate)].

33.11	The Pension Schemes and Related Benefit Schemes have at all times been duly administered in compliance with all applicable laws (including Revenue and trust requirements and the documents under which they are governed) and do not contain any provision, nor has any power or discretion been exercised under them, which could give rise to a claim against the Company or the trustees of any Pension Scheme under article 157 of the TFEU or part 7 of the Pensions Act 1990. The Pension Schemes are registered with the Pensions Board as required by the Pensions Act 1990. The Seller and the Company has duly complied with all its obligations under the Pension Schemes and the Related Benefit Scheme and under all laws in relation to such arrangements and in relation to the provision of retirement, death, disability and sickness benefits to and in respect of all Employees and Former Employees.

33.12	There are no actions, suits or claims (other than routine claims for benefits) (including, without limitation, any claims or complaints whether under any internal dispute resolution procedure, to the Pensions Ombudsman or otherwise) outstanding, pending or threatened against the trustees or administrators of the Pension Schemes or against the Company in respect of any act, event, omission or other matter arising out of or in connection with the Pension Schemes or the Related Benefit Schemes or the provision of (or failure to provide) pension, death, sickness, disability or related benefits generally and there are no circumstances which might give rise to any such action, suit or claim. No report or complaint (other than routine registration and returns) has ever been made to the Pensions Board and there are no circumstances which might give rise to an investigation by the Pensions Board into the affairs of the Pension Schemes [or the PRSA Arrangement] or the Company.

33.13	The Pension Schemes do not hold any securities issued by, properties leased to or occupied by the Company or the Seller. The Pension Schemes have made no loans which are outstanding by the Company or the Seller at the date of this Agreement. The trustees have legal title to all assets of the Pension Schemes and none of the assets are mortgaged, charged or otherwise subject to any Encumbrance.

33.14	No discretion or power has been exercised under the Pension Schemes or the Related Benefit Schemes or otherwise to:

33.14.1	augment a benefit;

33.14.2	admit to membership a director or employee who would not otherwise have been eligible for admission to membership;

33.14.3	provide a benefit which would not otherwise be provided; or

33.14.4	pay a contribution which would not otherwise have been paid.

33.15	There are no pending or outstanding transfers in or out in relation to any of the Pension Schemes.

33.16	All death in service benefits (other than refunds of contributions) which may be payable under the Pension Schemes and any benefits payable under the Related Benefit Schemes are fully insured at normal rates and on normal terms for persons in good health, all insurance premiums payable have been paid and are not paid in arrears, all information supplied to any insurer was true, complete and accurate and there is no reason why any such insurance might be avoided (in whole or in part).

33.17	Every Employee or Former Employee who is or was entitled to membership of the Pension Schemes or the Related Benefit Schemes has been invited to join the relevant schemes as of the date on which he became entitled and any Employee who refused to join cannot do so at a later date without the consent of the Company. Every Employee or Former Employee who is or has been a part-time or temporary employee is not and has never been excluded from membership.

33.18	No intention to amend (including any intention or alter the rates or basis of calculation of employer and compulsory employee contributions to the Pension Schemes), close, discontinue in whole or in part or exercise any discretion in relation to any Pension Scheme or Related Benefit Scheme has been communicated to any member or other beneficiary or to any staff representatives or unions.

33.19	No payment of any of the assets of the Pension Schemes has ever been made to any participating employer or staff representative or union.

33.20	Each participating employer under the Pension Schemes or Related Benefit Schemes has the right at any time to terminate any obligation on its part to contribute to the Pension Schemes or the Related Benefit Schemes without liability to any member or other person entitled to benefit under the Pension Schemes.

33.21	[No Employee or Former Employee (other than a current employee or officer who is a member of the defined benefit section of [Pension Scheme]) has any actual or prospective entitlement to membership (whether or not backdated) of the defined benefit section of [Pension Scheme] and there are no circumstances which might give rise to a claim by such an employee or officer of membership of the defined benefit section of [Pension Scheme].

33.22	[No Employee or Former Employee who is a member of any Pension Scheme is entitled to pension increases at any particular or guaranteed level whether under the rules of the scheme or under any other contract or agreement (including, without limitation, any union or collective agreement) and there is no custom or practice which would entitle such a person to pension increases at any particular or guaranteed level.]

33.23	None of the Pensions Schemes accepts or proposes to accept contributions from an employer located in a Member State (as defined in section 148(2) of the Pensions Act 1990) outside Ireland (“Another Member State”), and no Employee or officer of the Company who is, or on completion of any applicable waiting period will be eligible to become, a member of any Pension Scheme is employed or engaged on terms under which his employment or engagement by the Company is governed by the social and labour law relevant to the field of occupational pension schemes of Another Member State.

PART 3: TAX WARRANTIES

In this Part 3 of Schedule 7:

“VAT” means the tax imposed in conformity with Council Directive 2006/112/EC and in relation to Ireland, the VATCA and legislation supplemental thereto and any other tax of a similar fiscal nature substituted for, or levied in addition to, such tax whether in the European Union or elsewhere; and

“VATCA” means the Value Added Tax Consolidation Act 2010, as amended from time to time and any regulations made in respect of VAT.

1.	General

1.1	All notices, returns, reports, accounts, computations, statements, assessments, declarations and registrations and any other necessary information or documentation required to be submitted by the Company to any Tax Authority for the purposes of Tax have been made on a proper basis, were submitted within applicable time limits, were accurate and complete when submitted and remain accurate and complete in all material respects. None of the above is, or is likely to be, the subject of any dispute with any Tax Authority.

1.2	All Tax for which the Company is or has been liable to pay or account for prior to or on the date of this Agreement, has been duly and punctually paid or accounted for.

1.3	The Company has kept and maintained complete and accurate records, invoices and other information in relation to Tax as they are required or as is prudent to keep and maintain. Such records, invoices and information form part of Tax accounting arrangements that enable the Tax liabilities of the Company to be calculated accurately.

1.4	The Company has duly submitted all claims, disclaimers, elections, surrenders and applications which have been assumed for the purposes of the Financial Statements and the Completion Accounts. No such claims, disclaimers, elections, surrenders or applications are likely to be disputed or withdrawn.

1.5	The Company is not involved in any dispute with any Tax Authority nor has the Company been subject to any inspection, audit, aspect query or investigation by any Tax Authority. No circumstances exist which make it likely that such a dispute will arise or that such an inspection, audit or investigation will be made.

1.6	The Company has not settled any matter with a Tax Authority for the payment of outstanding Tax, interest, penalties or surcharge.

1.7	The Company has not committed any act or made any omission which might constitute an offence under sections 1078 or 1079 TCA 1997.

1.8	The Company is not or will become liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than the Company).

1.9	The Company has not entered into any indemnity, covenant or guarantee under which it has agreed to pay or discharge any amount equivalent to or by reference to any other person’s liability to Tax.

1.10	The amount of Tax chargeable on the Company during any accounting period ending before the date of this Agreement has not depended on any concession, agreement or other formal or informal arrangement with any Tax Authority.

1.11	The Financial Statements make full provision or reserve within generally accepted accounting principles for any period ending on or before the date to which they were drawn up for all Tax (whether actual or contingent) assessed or liable to be assessed on the Company, or for which the Company is accountable at that date, whether or not the Company has (or may have) the right of reimbursement against any other person. Proper provision has been made and shown in the Financial Statements for deferred tax in accordance with generally accepted accounting principles and the Company has not subsequently become aware of any reason why the deferred tax provision in the Financial Statements may not be sufficient.

1.12	The Company has not acquired or disposed of any asset or entered into any transaction otherwise than by way of bargain at arm’s length.

1.13	The Company has not entered into any agreement in which or in connection with which the Company has indemnified any other party against any claim, loss or other liability arising in respect of any Tax.

1.14	No person holds or has held any share, right, option or other security, or any interest in such share, right, option or other security where that share, right, option or other security, or the interest in such share, right, option or other security was made available to such person by reason of the employment or directorship of that person or any other person with the Company.

1.15	No contractor or consultant has received any rights described in paragraph 1.15.

1.16	The Company has not paid any remuneration or compensation for loss of office or made any gratuitous payment to any of its present or former directors or employees.

1.17	No securities, within the meaning of section 135 TCA 1997 issued by the Company and remaining in issue at the date of the agreement were issued in such circumstances that any interest or other distribution out of the assets in respect thereof fails to be treated as a distribution under section 134 TCA 1997 nor has the Company agreed to issue securities (within that meaning) in such circumstances.

1.18	The Shares in the Company do not derive their value or the greater part of their value directly or indirectly from land in Ireland, minerals or mining rights in Ireland, or exploration or exploitation in Ireland (“Specified Assets”) and none of the Shares were acquired by the Seller, or any prior holder, in exchange for shares, debenture or other securities, the greater part of the value of which was derived from Specified Assets.

1.19	Full and accurate particulars of all transactions effected otherwise than in the ordinary course of business since the Financial Statements Date in respect of which the Company is required to make a specific return to the relevant Tax Authorities and in respect of which the time for making such return will expire on or after the date of this Agreement are Disclosed.

1.20	The Company has not entered into any indemnity, covenant or guarantee under which it has agreed to pay or discharge any amount equivalent to or by reference to any other person’s liability to Tax.

2.	Deductions and Withholding

2.1	All deductions or withholdings in respect of or on account of any Tax which the Company has been obliged (or entitled) to make have been made by the Company from any payments made by it and have been duly and properly accounted for to the relevant Tax Authority within the applicable time limits.

2.2	Without prejudice to the generality of the above, the Company has properly operated the PAYE, PRSI, income levy, health contribution and universal social charge systems by:

2.2.1	making such deductions as are required by law from all payments made and benefits provided (or deemed to be or treated as made or provided) by it (or on its behalf or for which it is otherwise required to account); and

2.2.2	duly accounting to the appropriate Tax Authority within the applicable time limits for all sums so deducted and for all other amounts for which it is required to account under such systems.

2.3	The Company has complied with its obligations in respect of payments for professional services as provided for in sections 520 to 529 TCA 1997 and has complied with the provisions of these sections in all respects.

2.4	The Company has complied with any obligations imposed upon it under the “Relevant Contracts Tax” RCT regime as set out in Part 18, Chapter 2 of the TCA 1997 and any regulations under Part 18, Chapter 2 of the TCA 1997.

3.	Residence

3.1	The Company is resident for Tax purposes in its jurisdiction of incorporation and has not at any time been resident for Tax purposes in any jurisdiction other than (or in addition to) its jurisdiction of incorporation.

3.2	The Company has not ever carried on any business or had any Taxable presence whether through a branch, agency, permanent establishment or otherwise in any jurisdiction other than its jurisdiction of incorporation and has not been obliged to file any tax return in a jurisdiction other than its jurisdiction of incorporation.

4.	Repayments and Redemption of Share Capital

4.1	The Company has not repaid any share capital.

4.2	The Company has not issued any share capital or security as paid-up otherwise than by the receipt of new consideration.

4.3	No distribution will arise, for Tax purposes, on the redemption of any share capital or security at par of the Company.

5.	Capital Allowances

5.1	All expenditure which the Company has incurred or may incur under any subsisting commitment on the provision of any machinery or plant has qualified or will qualify (if not deductible as a trading expense of the trade carried on by the Company) for wear and tear allowances under TCA 1997 and has been properly recorded and disclosed in the Company’s Tax return submitted to a Tax Authority each year.

5.2	The Company has sufficient information to ascertain the capital expenditure which will qualify for relief under Chapter 2, Part 9 TCA 1997 and has retained sufficient records and evidence to support a claim for capital allowances in respect of any such capital expenditure incurred before the Completion Date.

5.3	All capital expenditure qualifying for capital allowances and all balancing adjustments in respect of any accounting period (as defined in Chapter 2, Part 9 TCA 1997) of the Company has been Disclosed.

5.4	No liability to Tax would arise to the Company on the disposal of any asset for a consideration equal to the net book value of the asset in the Financial Statements.

6.	Stamp Duty

6.1	All documents under which the Company has any rights or in respect of which the Company is an accountable person or which form part of the Company’s title to any assets owned by it have been duly stamped with the correct amount of stamp duty, paid within the applicable time limits.

6.2	No relief from stamp duty has ever been claimed by the Company.

7.	Notice of Attachment

No notice of attachment has been served on the Company.

8.	Corporation Tax

8.1	All expenses incurred by the Company prior to the date of this Agreement were incurred wholly and exclusively for the purposes of the trade of the Company and were fully deductible for Tax purposes. No circumstances exist which make it likely that a Tax Authority would seek to limit the Tax deduction for any such expense.

8.2	The Company has since incorporation carried on, and at the date of this Agreement carries on, an activity which is a trade for the purposes of Tax (chargeable to corporation tax at the 12.5% rate in Ireland) and has not ceased to carry on such activity.

8.3	The Company has not been involved in any transaction in respect of which relief under section 615 TCA 1997 was claimed.

9.	Agency for Non-Residents

The Company has not ever been, or is now, assessable to Tax under section 1034 or 1035 TCA 1997.

10.	Mandatory Disclosure

10.1	The Company has not made a mandatory disclosure to a Tax Authority in respect of a transaction or a proposed transaction which enables any person to obtain a Tax advantage and no circumstances exist which mean that the Company should have made such a disclosure but failed to do so.

10.2	The Company has not been a party to or otherwise involved in any transaction in respect of which disclosure has been made or is required pursuant to Chapters 2, 3 or 3A of Part 33 of TCA 1997.

11.	Anti Avoidance

11.1	The Company has not been involved in any transaction in which any Tax Authority has, or could have, formed an opinion that the transaction in question was a Tax avoidance transaction within the meaning of section 811 or 811C TCA 1997 and the Company has not been a party to or otherwise been involved in any scheme or arrangement designed wholly or partly for the purpose of avoiding Tax.

11.2	The Company has not filed a protective notification as defined in section 811A or 811D TCA 1997.

11.3	The Company has not received any notice under section 811(6) TCA 1997.

12.	Group Companies

12.1	The Company has not acquired from any other company any asset in circumstances where the companies were, at the time of the acquisition, members of the same group of companies.

12.2	The Company has not been involved in any transaction, scheme or arrangement (including the sale of the Group Companies pursuant to this Agreement) which gives rise to a liability under sections 622 TCA 1997 (Dividend Stripping), 623 TCA 1997 (Company Ceasing to be a Member of Group), 625 TCA 1997 (Shares in Subsidiary Member of Group) or 626 TCA 1997 (Tax on Company Recoverable from Other Members of Group).

12.3	Entering into and implementing this Agreement will not give rise to a charge to Tax for the Company or a clawback of any relief or exemption previously obtained by the Company.

13.	Close Company

13.1	The Company is not (or has at any time been) a close company for Tax purposes.

13.2	There has not been in respect of any accounting period, any excess of distributable investment or estate income within the meaning of section 434 TCA 1997.

13.3	The Company has not any outstanding liability in respect of surcharge on undistributed estate and investment income (within the meaning of section 440 TCA 1997) or surcharge on undistributed income of service companies (within the meaning of section 441 TCA 1997).

13.4	The Company has not incurred any expense or paid any amount to any director or any associate of any director in consequence of which the Company has been or could be treated as having made a distribution.

13.5	No settlement within the meaning of section 436A TCA 1997 has been made by or on behalf of the Company.

13.6	No loan or advance or payment has been made or consideration given or transaction effected falling within sections 438, 438A or 439 TCA 1997 which would cause the Company to be treated as having paid an annual payment for Tax purposes.

14.	VAT

14.1	The Company is registered for VAT solely in its country of incorporation and is not registered or obliged to register for VAT in any other EU Member State.

14.2	The Company has not been required by any Tax Authority to give security (or further security) as a condition of supplying goods or services under a taxable supply.

14.3	The Company has never been treated for VAT purposes as a member of any group of companies.

14.4	The Company has complied with all obligations with regard to INTRASTAT and VIES reporting.

14.5	The Company has not acted as an agent of any person not established in Ireland in the supply of goods or services in Ireland and has allowed such supplies to be made on land owned, occupied or controlled by the Company.

14.6	The Company is not authorised by any Tax Authority to receive supplies of qualifying goods and services at the zero rate of VAT due to the Company’s involvement in international goods traffic and certain contract work.

14.7	The Company has not supplied any goods falling within the meaning of section 19(1)(f) VATCA (Supply of goods for exempt/part exempt activity) or section 19(1)(g) VATCA (Use of goods for non-business purpose) or supplied any services falling within the meaning of section 27(1) VATCA (Self-supply of services).

14.8	The Company has not, since 1 July 2008, availed of a joint option to charge VAT on a sale of immovable goods or charged VAT on a letting of immovable goods.

14.9	Full and accurate particulars of all assets held by the Company which are capital goods for the purposes of section 2 VATCA and chapter 2 of part 8 VATCA and of all adjustments that have arisen or could arise under that part 8 are Disclosed.

14.10	The Company is not engaged in (nor has it been engaged in) the letting of immovable goods.

14.11	The Company has not been party to any transaction on which transfer of business relief applied.

14.12	The Company has complied with all laws in respect of VAT, has promptly submitted accurate returns, maintains full and accurate VAT records and has not been subject to any interest, penalty or surcharge in respect of VAT.

14.13	Any VAT deducted by the Company has been in accordance with the provisions of VATCA.

14.14	The Company is entitled to full VAT recovery.

15.	Other Duties

All customs duties, excise duties, common agricultural policy charges, VAT and other Taxes payable to any Tax Authority upon the importation of goods or assets have been properly accounted for and recorded and have been paid in full by the Company.

16.	Transfer Pricing

16.1	All transactions or arrangements made by the Company have been made on fully arm’s length terms. There are no circumstances in which part 35A TCA 1997 or any other rule or provision could apply causing any Tax Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Tax purposes.

16.2	The Company has full contemporaneous documentary evidence of the process used to establish that arm’s length terms in each related party transaction applied.

17.	Research and Development

17.1	All research and development credits claimed by the Company were properly claimed in accordance with the provisions of the TCA 1997 within the appropriate time limits.

17.2	The Company has, within applicable time limits, kept and maintained complete and accurate records, documents and other information in relation to expenditure on and claims made in respect of research and development as they are required, or as is prudent, to keep and maintain. Such records, documents and other information which is kept and maintained is sufficient to determine the research and development credit claimed and, where appropriate, available to carry forward.

17.3	None of the above is, or so far as the Seller is aware is likely to be, the subject of any material dispute with any Tax Authority.

18.	Losses

18.1	The accumulated corporation tax losses of the Company which are available for use and carry forward at [•] are €[•].

18.2	The use of losses incurred by or charges paid by the Company is not restricted in any manner.

19.	COVID

19.1	The Company has not claimed the benefit of any of the measures introduced to assist businesses in response to or, in connection with the COVID-19 pandemic, including but not limited to the Temporary Wage Subsidy Scheme, Employment Wage Subsidy Scheme, COVID Restrictions Support Scheme and Debt Warehousing, other than as Disclosed to the Buyer.

Schedule 8

Warranty Limitations

1.	Warranty limitations

1.1	The liability of the Seller in respect of Claims shall not exceed the total value of the Consideration Shares issued to the Seller under this Agreement at the Issue Price.

1.2	The Seller will not be liable for a Claim unless the amount awarded or agreed in respect of that claims exceed €20,000, in which event the Buyer shall be entitled to recover the full amount and not just the excess of the claims over €100,000.

1.3	The Seller will not be liable for any Claim unless notice of it is given in writing by the Buyer to the Seller or the Seller:

1.3.1	in the case of the General Warranties no later than 2 years;

1.3.2	in the case of Tax Warranties, subject to paragraphs 1.5 and 1.6 below, 30 days after the second anniversary of the end of the accounting period of the Company in which the Completion occurs.

1.4	The Seller will not be liable for a Claim to the extent that the Claim:

1.4.1	relates to matters that have been Disclosed;

1.4.2	relates to any matter specifically and fully provided for in the Financial Statements;

1.4.3	arises or is increased as a result of an increase in rates of Tax after the date of this Agreement with retrospective effect; or

1.4.4	arises or is increased as a result of any legislation, subordinate legislation or Revenue Commissioners enunciated practice enacted, made, in force or allowed (as appropriate), after the date of this Agreement with retrospective effect.

1.5	No limitation on time applies to a Claim that arises in connection with or following an investigation by any Tax Authority into the tax affairs of the Company where the Company was engaged in tax avoidance schemes.

1.6	Nothing in this Schedule 8 applies to a Claim that arises or is delayed, wholly or partly, as a result of misrepresentation, dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its agents or advisers, the Group, its directors or employees or any of them.

1.7	Nothing in this Schedule 8 shall or shall be deemed to in any way diminish the Buyer’s common law obligations to mitigate its loss or damage or both in relation to any Claim.

1.8	The Buyer shall not be entitled to recover the same loss in respect of any Claim more than once.

Execution page of share purchase agreement

Executed as a deed by BRT HOLDCO INC., a company incorporated in Delaware, acting by the person named opposite who is acting under the authority of the company

Signature of authorised signatory

Print Name

Signed by SHANE FINNEGAN in the presence of a witness and delivered as a deed:
Signature of Shane Finnegan

Witness Signature

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Print Address

Witness Occupation